UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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JACK HENRY & ASSOCIATES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JACK HENRY & ASSOCIATES, INC.
663 Highway 60, P.O. Box 807
Monett, Missouri 65708
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF JACK HENRY & ASSOCIATES, INC.:

PLEASE TAKE NOTICE that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Jack Henry & Associates, Inc., a Delaware corporation (the “Company”), will be held in the Company’s Executive Conference Center, lower level (Building J-7) at the Company’s Headquarters, 663 Highway 60, Monett, Missouri, on Tuesday, November 16, 2021, 10:00 a.m. (Central). The purpose of the Annual Meeting will be the following:

(1)To elect nine (9) directors to serve until the 2022 Annual Meeting of Stockholders;
(2)To approve, on an advisory basis, the compensation of our named executive officers;
(3)To ratify the selection of the Company’s independent registered public accounting firm; and
(4)To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The Company reserves the right to require that all persons attending the meeting comply with then-applicable social distancing guidelines, wear masks inside the building, and comply with any additional reasonable rules that the Company implements in order to protect the health and safety of all attendees. In the event the Company determines that a change in the date, time, or location of the meeting or implementation of a virtual-only meeting format is necessary due to public health concerns related to the COVID-19 pandemic, the Company will promptly announce such decision in advance through a press release, a copy of which would be filed with the Securities and Exchange Commission as additional proxy materials and posted on the Company’s website at www.jackhenry.com.

The close of business on September 20, 2021, has been fixed as the record date for the Annual Meeting. Only stockholders of record as of that date will be entitled to notice of and to vote at said meeting and any adjournment or postponement thereof.

The accompanying form of proxy is solicited by the Board of Directors of the Company. The attached Proxy Statement contains further information with respect to the business to be transacted at the Annual Meeting.

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Craig K. Morgan
Secretary
Monett, Missouri
October 4, 2021

JACK HENRY & ASSOCIATES, INC.
663 Highway 60, P.O. Box 807
Monett, Missouri 65708

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, November 16, 2021

This proxy statement (the “Proxy Statement”) and the enclosed proxy card (the “Proxy Card”) are furnished to the stockholders of Jack Henry & Associates, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2021 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Annual Meeting”), to be held in the Company’s Executive Conference Center, lower level (Building J-7) at the Company’s Headquarters, 663 Highway 60, Monett, Missouri, at 10:00 a.m. (Central), on Tuesday, November 16, 2021. The mailing of this Proxy Statement, the Proxy Card, the Notice of 2021 Annual Meeting of Stockholders (the “Notice”) and the accompanying 2021 Annual Report to Stockholders (the “2021 Annual Report”) is expected to commence on or about October 4, 2021.

The Board does not intend to bring any matters before the Annual Meeting except those indicated in the Notice and does not know of any matter which anyone else proposes to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the accompanying form of Proxy Card, or their duly constituted substitutes, acting at the Annual Meeting, will be deemed authorized to vote or otherwise to act thereon in accordance with their judgment on such matters.

If the enclosed Proxy Card is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon.

Any stockholder executing a Proxy Card retains the power to revoke it at any time prior to the voting of the proxy. It may be revoked by a stockholder personally appearing at the Annual Meeting and casting a contrary vote, by filing an instrument of revocation with the Secretary of the Company, or by the presentation at the Annual Meeting of a duly executed later dated Proxy Card.

In the event the Company determines that a change in the date, time, or location of the meeting or implementation of a virtual-only meeting format is necessary due to public health concerns related to the COVID-19 pandemic, the Company will promptly announce such decision in advance through a press release, a copy of which would be filed with the Securities and Exchange Commission (the “SEC”) as additional proxy materials and posted on the Company's website at www.jackhenry.com.

In this Proxy Statement, all references to the “Company”, “Jack Henry”, “we”, “us”, and “our”, refer to Jack Henry & Associates, Inc.

PROXY AND VOTING INFORMATION

Proxies

If the enclosed Proxy Card is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon.

All shares represented by proxy and all proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing such proxies. If a stockholder does not specify how a proxy is to be voted, the shares represented thereby will be voted: (1) FOR the election as directors of the nine (9) persons nominated by the Board; (2) FOR approval of the compensation of our named executive officers; (3) FOR ratification of the selection of the Company’s independent registered public accounting firm; and (4) upon other matters that may properly come before the Annual Meeting, in accordance with the discretion of the persons to whom the proxy is granted.

Any stockholder executing a proxy retains the power to revoke it at any time prior to the voting of the proxy. It may be revoked by a stockholder attending in the Annual Meeting and casting a contrary vote or by filing an instrument of revocation with the Secretary of the Company.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on September 20, 2021, the record date set by the Board for the Annual Meeting, are entitled to notice of and to vote at such meeting.

The Company’s authorized capital stock currently consists of 250,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of September 20, 2021, there were 73,999,135 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. At such date, our executive officers and directors were entitled to vote, or to direct the voting of, shares of Common Stock representing less than 1% of the shares entitled to vote at the 2021 Annual Meeting.

Each share of our Common Stock outstanding on the record date will be entitled to one vote on each matter.

Matters to be Voted on at the Annual Meeting

At the 2021 Annual Meeting, stockholders will consider and vote upon the following matters:

Proposal	Board Recommendation	Page
(1)The election of nine (9) directors to serve until the 2022 Annual Meeting of Stockholders;	FOR each nominee	7
(2)Approval, on an advisory basis, of the compensation of our named executive officers; and	FOR	47
(3)To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2022.	FOR	48

In addition, the stockholders will consider and vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only stockholders of record at the close of business on September 20, 2021, the record date for the Annual Meeting, are entitled to notice of and to vote at such meeting. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the Company’s headquarters at 663 Highway 60, Monett, Missouri.

Required Vote

In an uncontested election, a director nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that director nominee. A “majority of the votes cast” for the purposes of director elections means that the number of votes cast “For” a director nominee’s election exceeds the number of votes cast as “Withhold” for that director nominee. If an incumbent director is not re-elected in an uncontested election and no successor is elected at the same meeting, the Company’s Corporate Governance Guidelines require that such director must offer to tender his or her resignation to the Board.

In a contested election, which occurs when the number of director nominees exceeds the number of open seats on the Board, director nominees will be elected by a plurality of the shares represented in person or by proxy at the meeting. A “plurality” means that the open seats on the Board will be filled by those director nominees who received the most affirmative votes, regardless of whether those director nominees received a majority of the votes cast with respect to their election.

At the Annual Meeting, the election of directors is considered to be uncontested because we have not been notified of any other nominees as required by our Restated and Amended Bylaws (the “Bylaws”). To be elected, each director nominee must receive a majority of votes cast regarding that nominee.

The approval of all other matters to be voted on at the Annual Meeting will require the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Abstentions and broker non-votes will have no effect on the election of directors. For the purpose of determining whether the stockholders have approved other matters, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular matter and that have not received voting instructions from their clients are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals.

How to Vote

Stockholders may submit their votes in the following ways:

1.At the Annual Meeting. Stockholders of record may vote in person at the Annual Meeting; or

2.    By Proxy. There are three ways to vote by proxy:

•by internet, following the instructions on the enclosed Proxy Card;
•by mail, using the enclosed Proxy Card and return envelope; or
•by telephone, using the telephone number and instructions on the enclosed Proxy Card.

Even if a stockholder expects to attend the Annual Meeting, it is advisable to vote by proxy to ensure such stockholder’s vote is represented. It is particularly important that stockholders be represented by proxy at the Annual Meeting given the possibility that public health developments surrounding the COVID-19 pandemic may require a change in the date, time, or location of the meeting or the implementation of a virtual-only meeting format.

If a stockholder’s shares are held in the name of a bank, broker, or other nominee, that nominee will provide separate instructions on how to vote.

If you are a participant in the Company’s 401(k) Retirement Savings Plan (the “Retirement Plan”) and you own shares of our Common Stock through the Retirement Plan, you may vote by proxy or you may receive separate instructions on how to direct the Retirement Plan trustee how to vote those shares on your behalf. If you do not vote by proxy or otherwise provide voting instructions for these shares, then, as permitted by the terms of the Retirement Plan, the Retirement Plan administrator will instruct the trustee to vote your Retirement Plan shares “FOR” all the director nominees named in this Proxy Statement and “FOR” all other proposals.

Participation in the Annual Meeting

Stockholders and guests may attend the Annual Meeting in person. The Company reserves the right to require that all persons attending the meeting comply with then-applicable social distancing guidelines, wear masks inside the building, and comply with any additional reasonable rules that the Company implements in order to protect the health and safety of all attendees.

The Company will hold a question and answer session with management immediately following the conclusion of the business to be conducted at the Annual Meeting. To help ensure that the Annual Meeting is productive and efficient, and in fairness to all stockholders in attendance, the Company requests that meeting participants limit participation to one question or comment and that remarks are respectful of fellow stockholders and meeting participants. Questions may be ruled as out of order if they are, among other things, irrelevant to our business, related to legal matters, ongoing negotiations or potential transactions, or other matters which the Company does not comment on, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the beneficial ownership of shares of the Company’s Common Stock of (a) those individuals who are known to be the beneficial owners, as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), of 5% or more of the Company’s Common Stock, (b) each director and director nominee, (c) the executive officers named in the Summary Compensation Table and (d) all of our current directors and executive officers as a group. The mailing address of each director, director nominee and executive officer shown in the table below is c/o Jack Henry & Associates, Inc., 663 Highway 60, Monett, Missouri 65708.

Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Outstanding (1)
The Vanguard Group	9,114,548	(2)	12.3%
BlackRock Inc.	8,458,328	(3)	11.4%
David B. Foss	122,799	(4)(13)	*
Wesley A. Brown	91,473	(5)	*
Kevin D. Williams	46,684	(6)(13)	*
Matthew C. Flanigan	46,277	(5)	*
Thomas A. Wimsett	33,863	(5)	*
Teddy I. Bilke	26,917	(7)(13)	*
Jacque R. Fiegel	18,171	(5)	*
Laura G. Kelly	13,709	(5)(8)	*
Thomas H. Wilson, Jr.	13,272	(5)(9)	*
Gregory R. Adelson	11,008	(10)(13)	*
Shruti S. Miyashiro	8,935	(5)(11)	*
Craig K. Morgan	5,819	(12)(13)	*
Curtis A. Campbell	382	(5)	*
All current directors and executive officers as a group (14 persons)	443,327	(13)(14)	*
* Less than 1%
(1)Except as otherwise noted in the footnotes, information is set forth as of September 20, 2021. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as noted below. With respect to shares held in the Company’s Retirement Plan, a participant has the right to direct the disposition of shares allocated to their account and a participant is allowed to vote the shares held in their individual account.
(2)According to a Schedule 13G/A filed February 10, 2021, The Vanguard Group has shared dispositive power with respect to 365,088 shares, sole dispositive power with respect to 8,749,460 shares, shared voting power with respect to 156,844 shares, and sole voting power with respect to 0 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)According to a Schedule 13G/A filed January 27, 2021, BlackRock Inc. has sole voting power with respect to 7,667,890 shares and sole dispositive power with respect to 8,458,328 shares. The address for BlackRock Inc. is 55 East 52nd St., New York, NY 10055.
(4)Includes 21,685 shares that are currently acquirable by exercise of outstanding stock options and 4,680 shares held in the Retirement Plan for Mr. Foss’ account.
(5)Includes 1,022 restricted stock units that will vest on November 20, 2021 for each non-employee director, other than Mr. Campbell, and 382 restricted stock units that will vest on November 20, 2021 for Mr. Campbell.
(6)Includes 11,329 shares held in the Retirement Plan for Mr. Williams’s account.
(7)Mr. Bilke has elected to defer receipt of 3,047 performance shares, which have fully vested and will become payable, in cash or common stock, at the Company’s option, upon Mr. Bilke’s termination of service with the Company pursuant to Mr.

Bilke’s deferral elections. Each performance share is the economic equivalent of one share of common stock. These deferred performance shares have been excluded from the amounts set forth in this table.
(8)Ms. Kelly has elected to defer receipt of 1,593 restricted stock units, which have fully vested and will become payable, in cash or common stock at the Company’s option, either upon Ms. Kelly’s termination of service as a director of the Company or on specified future dates, pursuant to Ms. Kelly’s deferral elections. Each restricted stock unit is the economic equivalent of one share of common stock. These deferred restricted stock units have been excluded from the amounts set forth in this table.
(9)Mr. Wilson has elected to defer receipt of 8,960 restricted stock units, which have fully vested and will become payable, in cash or common stock at the Company’s option, upon Mr. Wilson’s termination of service as a director of the Company pursuant to Mr. Wilson’s deferral elections. Each restricted stock unit is the economic equivalent of one share of common stock. These deferred restricted stock units have been excluded from the amounts set forth in this table.
(10)Mr. Adelson has elected to defer receipt of 3,561 performance shares, which have fully vested and will become payable, in cash or common stock, at the Company’s option, upon Mr. Adelson’s termination of service with the Company pursuant to Mr. Adelson’s deferral elections. Each performance share is the economic equivalent of one share of common stock. These deferred performance shares have been excluded from the amounts set forth in this table.
(11)Ms. Miyashiro has elected to defer receipt of 257 restricted stock units, which have fully vested and will become payable, in cash or common stock, at the Company’s option, either upon Ms. Miyashiro’s termination of service as a director of the Company or on specified future dates, pursuant to Ms. Miyashiro’s deferral elections. Each restricted stock unit is the economic equivalent of one share of common stock. These deferred restricted stock units have been excluded from the amounts set forth in this table.
(12)Includes 980 shares held in the Retirement Plan for Mr. Morgan’s account.
(13)Includes restricted stock units that will vest and be delivered for settlement to executive officers on or about October 4, 2021 in the following amounts: 4,506 shares to Mr. Foss; 1,100 shares to Mr. Williams; 321 shares to Mr. Adelson; 298 shares to Mr. Morgan; 307 shares to Mr. Bilke; and 305 shares to other executive officers. Includes restricted stock units that will vest and be delivered for settlement to executive officers on or about November 15, 2021 in the following amounts: 515 shares to Mr. Adelson and 77 shares to Mr. Bilke.
(14)Includes 3,713 shares beneficially owned by other executive officers.

PROPOSAL 1
ELECTION OF DIRECTORS

Procedure

At the Annual Meeting, the stockholders will elect nine (9) directors to hold office for one-year terms ending at the 2022 Annual Meeting of Stockholders or until their successors are elected and qualified. The Board has nominated the Company’s nine (9) current directors for re-election at the Annual Meeting.

The stockholders are entitled to one vote per share on each matter submitted to vote at any meeting of the stockholders. Unless contrary instructions are given, the persons named in the enclosed Proxy Card or their substitutes will vote “FOR” the election of the nominees named below.

Each of the nominees has consented to serve as director. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board, the persons named in the enclosed Proxy Card or their substitutes intend to vote for the election of such designated nominees.

Director Qualifications and Selection

Under the Company’s Corporate Governance Guidelines, the Governance Committee is charged with the responsibility for determining the appropriate skills and characteristics required of Board members and are to consider such factors as experience, strength of character, maturity of judgment, technical skills, diversity, and age in assessing the needs of the Board. The Corporate Governance Guidelines specify that a majority of the members shall qualify as independent under applicable Nasdaq Global Select Market (“Nasdaq”) listing standards. While the term “diversity” is not specifically defined in the Corporate Governance Guidelines and there is no formal policy regarding application of the term, it has been the practice of the Governance Committee to apply the term broadly, resulting in Board composition over the years that has reflected diversity in race, gender, and age, as well as diversity in business experience and in representation of the markets served by the Company.

While the Company has a nomination policy by which stockholders may recommend to the Governance Committee certain prospective directors for consideration (See “Corporate Governance—Stockholder Recommended Director Candidates,” below), to date no such recommendation has ever been received. If such a recommendation is received in the future, it will be evaluated in the same manner as any other recommendation to the Governance Committee. The Governance Committee nomination process varies depending upon the particular expertise and skill set sought by the Governance Committee. The process can be informal, consisting of solicitation of suggestions of possible candidates from other Board members and management, contacting candidates to determine interest level, and in-person interviews to determine “fit.” The Governance Committee has also used a more formal process utilizing a recruiting firm to identify candidates, screening of recommendations, followed by telephone and in-person interviews, background checks, and Governance Committee evaluation and nomination. The Governance Committee will in the future continue to use a mix of formal and informal processes to identify appropriate candidates for the Board.

The Company’s Board has also adopted a “Proxy Access for Director Nominations” bylaw as part of the Company’s Bylaws. The proxy access bylaw permits a stockholder, or certain groups of stockholders, meeting the requirements contained in the proxy access bylaw to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater). See “Stockholder Nominated Director Candidates” on page 14 for more information.

Nominees for Election

The nominees for election as directors of the Company, as well as certain information about them, are as follows:

Name	Position with Company	Director Since
David B. Foss	Board Chair, President, and Chief Executive Officer	2017
Matthew C. Flanigan	Vice Chair and Lead Director	2007
Thomas H. Wilson, Jr.	Director	2012
Jacque R. Fiegel	Director	2012
Thomas A. Wimsett	Director	2012
Laura G. Kelly	Director	2013
Shruti S. Miyashiro	Director	2015
Wesley A. Brown	Director	2015
Curtis A. Campbell	Director	2021

Board Snapshot

33%

Female Representation

22%

Race/Ethnic Diversity

89%

Independence

6
4
2
0
0 - 5 Years
6 -9 Years
10+ Years

Tenure

7.5 years
Average Tenure

6
4
2
0
< 61 years
61 - 66 years
67+ years

Age Mix

59 years
Average Age

Board Skills Matrix

We believe that all the Company’s directors possess required common attributes such as good judgment, intelligence, strategic perspective, financial literacy and business experience. They each exhibit a strong commitment of time and attention to their roles as directors. We also have sought certain specific skills and backgrounds in our directors to provide an array of expertise in the Board. The chart below summarizes certain specific qualifications, attributes and skills for each director. A check mark indicates a specific area of focus or expertise of a director on which the Board relies, but a lack of a check mark does not mean that an individual does not possess that skill.

Expertise	Board of Directors
	Foss	Flanigan	Wilson	Fiegel	Wimsett	Kelly	Miyashiro	Brown	Campbell
Leadership	✓	✓	✓						✓
Finance	✓	✓	✓		✓			✓
Banking Business				✓	✓			✓
Credit Union Business							✓
Payments					✓	✓
Compliance				✓		✓	✓
Governance		✓				✓		✓	✓
Regulatory				✓	✓		✓
Technology	✓		✓						✓

Board Diversity Matrix

The matrix below summarizes the self-identified gender and ethnic diverse attributes on our Board.

Board Diversity Matrix (As of September 20, 2021)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6	-	-
Number of Directors who identify in any of the categories below
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	1	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Undisclosed	-

Nominee Information

The following information relating to the Company’s director nominees details their principal occupations, business experience,and positions during the past five years, as well as the specific experiences, qualifications, attributes, and skills that led to the conclusion that they should serve as directors of the Company:

David B. Foss, age 60, Board Chair, President, and Chief Executive Officer. Mr. Foss was named Board Chair on July 1, 2021. He had been named President and Chief Executive Officer of the Company on July 1, 2016, having previously been appointed President in 2014. Mr. Foss’s prior positions with the Company include President of the Company’s ProfitStars Division from 2009 to 2014 and General Manager of ProfitStars from 2006 to 2009. He led the Company’s Acquisition and Business Integration unit from 2004 to 2006, during which time the Company completed 10 acquisitions. Mr. Foss’s prior positions with the Company include General Manager of the Complementary Solutions Group from 2000 to 2004 and President of the Open Systems Group from 1999 to 2004. He is also currently serving as a director of CNO Financial Group, Inc. (NYSE: CNO). Before joining the Company in 1999, Mr. Foss held a variety of positions in the financial services industry including senior operations management, sales management, and supervisory roles at BancTec, Advanced Computer Systems, and NCR. His long tenure in the industry and variety of leadership roles provide significant experience to the Company and its products, employees, and customers.

Matthew C. Flanigan, age 59, Vice Chair and Lead Director. Mr. Flanigan is former Executive Vice President, Chief Financial Officer and nine-year Board Member of Leggett & Platt, Incorporated (NYSE: LEG), having retired from those positions in 2019. Headquartered in Carthage, Missouri, Leggett & Platt is an S&P 500 leading manufacturer of engineered components and products found in many homes, offices, automobiles, and airplanes. Mr. Flanigan became Chief Financial Officer in 2003, was appointed Executive Vice President in 2009, and elected to Leggett & Platt’s Board of Directors in 2010. From 1999 until 2003, he served as President of the Office Furniture and Plastics Components Groups of Leggett. Prior to joining Leggett in 1997, Mr. Flanigan was employed in the banking industry for 13 years, the last 10 of which as First Vice President and Manager for Societe Generale S.A. in Dallas, the largest non-U.S. lending institution in the Southwestern United States at that time. Mr. Flanigan currently serves as a director of Performance Food Group Company (NYSE: PFGC), one of the nation’s largest food distribution businesses and a Fortune 100 company. Mr. Flanigan brings to our Board expertise in banking and finance, risk and compliance functions as well as a unique perspective coming from his wide experience at a large, global S&P 500 manufacturer as both an executive and Board Member. Mr. Flanigan was appointed “Lead Director” by the independent directors in 2012.

Thomas H. Wilson, Jr., age 60, Director. Mr. Wilson is a Managing Partner at DecisionPoint Advisors, LLC in Charlotte, N.C., a specialized merger and acquisition advisory firm for mid-market technology companies and currently serves as a director of NN, Inc. (Nasdaq: NNBR), a diversified industrial company. Prior to joining DecisionPoint in 2008, he served as Chairman and CEO of NuTech Solutions from 2004 to 2008, a business intelligence software company that was acquired by Neteeza. From 1997 to 2004, Mr. Wilson was President of Osprey, a consulting and systems integration firm. Prior to his work at Osprey, Mr. Wilson was employed by IBM for 14 years in a variety of management and sales positions. Mr. Wilson earned a Master’s in Business Administration from Duke University and has served on the boards of various non-profit and community organizations, including North Carolina Innovative Development for Economic Advancement (NC IDEA), Junior Achievement and the Charlotte United Way. Mr. Wilson brings to the Board extensive management and sales experience in technology companies, as well as expertise in technology-oriented investment banking and mergers and acquisitions.

Jacque R. Fiegel, age 67, Director. Ms. Fiegel is Chairman, Central Oklahoma Area of Prosperity Bank in Oklahoma City, Oklahoma. Ms. Fiegel serves on the Management Committee and Strategic Technology Oversight Committee at Prosperity. Prior to its acquisition by Prosperity Bank, she served at Coppermark Bank as Senior Executive Vice President, Chief Operating Officer, and director, as well as director and treasurer of affiliates Coppermark Bancshares, Inc. and Coppermark Card Services, Inc. She began her career at the bank in 1976 as a teller. Ms. Fiegel is a former member of the Oklahoma City Branch Board of the Federal Reserve Bank of Kansas City, a former director of the Oklahoma Bankers Association, and was previously a director and past President of the Economic Club of Oklahoma, as well as a number of civic organizations in Oklahoma City. Ms. Fiegel was named in 2008 one of the US Banker “25 Most Powerful Women in Banking” and to the “25 Women to Watch” lists in both 2009 and 2010. Ms. Fiegel brings to the Board a broad experience with and understanding of bank technology, banking operations, financial management, and the overall banking business.

Thomas A. Wimsett, age 57, Director. Mr. Wimsett is the Founder and Chairman of Merchant’s PACT, a payments consulting firm he formed in 2012. He also served as Executive Chairman of ControlScan, Inc., a payment card compliance, network, and managed security services firm, from 2014 through 2020. He is a 35+ year veteran of the payments industry, the founder and former Chairman and Chief Executive Officer of Iron Triangle Payment Systems, a leading merchant payment processor, which was acquired by Vantiv (now Fidelity National Information Services, Inc.) in late 2010. Prior managerial and executive positions in the payments industry include President and CEO of National Processing Company (NYSE: NAP) from 1999 to 2002. He formerly served as Chairman and director of Town & Country Bank and Trust Company in Bardstown, Kentucky. Mr. Wimsett brings deep knowledge and experience in the payments industry to the Board, including service for more than 10 years as a director or advisory board member of the Electronic Transaction Association, an international trade association, and prior roles as a director of MasterCard’s US Board and on advisory boards for both Discover Card and Visa.

Laura G. Kelly, age 64, Director. Ms. Kelly recently retired as a Managing Director of CoreLogic, Inc., where she served as President of Columbia Institute, an industry education affiliate. She also currently serves as a director for RE/MAX Holdings, Inc. (NYSE: RMAX) and director for USAA’s Savings Bank. Ms. Kelly also served Dun & Bradstreet Corporation as Chief Product and Content Officer from 2013 to 2015, and American Express Company, where she was Senior Vice President and General Manager in Global Payments from 2011 to 2013. From 2005 to 2011, Ms. Kelly was employed by MasterCard Worldwide, Inc. as Executive Vice President and Group Head with Global Product responsibilities in Prepaid and Debit. Prior to MasterCard, Ms. Kelly held various executive leadership positions within the insurance and financial services sector. Early in her career, Ms. Kelly served her country as an active duty and reserve officer in the United States Air Force. Ms. Kelly brings to the Board extensive management experience in innovation, payments, and financial services technology. Her background includes a focus on digital transformation, leading large scale organizations, and experience developing international payments products and services. Ms. Kelly is a certified public accountant, a certified property and casualty underwriter, an associate in risk management and earned a Master’s in Business Administration from Auburn University.

Shruti S. Miyashiro, age 50, Director. Ms. Miyashiro is President and Chief Executive Officer of Orange County’s Credit Union, which she has led since 2007. Orange County’s Credit Union is based in Santa Ana, California with over $2 billion in assets. Ms. Miyashiro has served in numerous leadership positions in the credit union industry, including state and national committees for the California Credit Union League and the Credit Union National Association, as well as the Board of Directors of CO-OP Financial Services, a large credit union services organization which serves institutions nationwide. Ms. Miyashiro serves on the Advisory Committee for the California Department of Oversight and as a director of Federal Home Loan Bank of San Francisco. Ms. Miyashiro brings to the Board the perspective and experience of a large credit union customer, as Orange County’s Credit Union uses the Company’s Episys core software system and many of our complementary products and services. Ms. Miyashiro earned a Master’s in Business Administration from the University of Redlands.

Wesley A. Brown, age 67, Director. Mr. Brown currently serves as President of Bent St. Vrain & Company, LLC, a Denver-based bank consulting firm that he formed in 2016, and as director of FirstBank Holding Company, a $25 billion asset bank holding company based in Lakewood, CO. Mr. Brown served KPMG, LLP as Managing Director in its Corporate Finance subsidiary from June 2014 to his retirement in October 2015. From 2004 to 2014, Mr. Brown was a co-founder and Managing Director of St. Charles Capital, LLC in Denver, Colorado, where he also served as its first President and Compliance Officer. Mr. Brown has specialized in merger transactions and financings for financial institutions, completing over 125 transactions totaling in excess of $3.5 billion over his career. His connections with and to the community banking industry in the Rocky Mountain Region are extensive, as he has personally worked on approximately half of all Colorado bank and thrift merger transactions from 1993 through 2015. Prior to founding St. Charles Capital, he served as Managing Director of McDonald Investments, Inc. (2001-2004) and Executive Vice President of The Wallach Company (1991-2000). Mr. Brown previously served as a Director from 2005 to 2014, when he resigned due to changes in the terms and requirements of his employment by the national accounting and consulting firm KPMG. In addition to experience with finance and compliance, Mr. Brown brings a deep knowledge of the banking industry to the Board as well as unique insight to the Company’s mergers and acquisitions. Mr. Brown earned a Master’s in Business Administration with Honors from the University of Chicago.

Curtis A. Campbell, age 49, Director. Mr. Campbell is President of Software at Blucora, Inc. (Nasdaq: BCOR), where he also previously served as President of TaxAct from 2018 to 2020. Prior to joining Blucora, Mr. Campbell served Capital One Financial Corporation as a Managing Vice President of Consumer Auto from 2017 to 2018 and Intuit Inc., where he was Vice President of Product Management, Strategy, Analytics and Innovation from 2014 to 2017. Mr. Campbell brings extensive experience with infrastructure and cloud computing as well as digital development and a keen focus on customer experience from his work with several technology companies. Mr. Campbell earned a Master’s in International Business from the

University of South Carolina. Mr. Campbell was appointed as a director of the Company on July 1, 2021, to fill the vacancy left by the retirement of John F. Prim. Mr. Campbell was brought to the Board’s attention by a third-party search firm engaged by the Board to identify possible director candidates.

Director Independence

Eight of the nine nominated directors are independent. Non-employee directors Flanigan, Wilson, Fiegel, Wimsett, Kelly, Miyashiro, Brown, and Campbell qualify as “independent” in accordance with the published listing requirements of Nasdaq. Mr. Foss does not qualify as independent because Mr. Foss is currently an employee of the Company. The Nasdaq rules have both objective and subjective tests for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, has been an employee within the prior three years, or is a partner in or executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board relies upon evaluation of director independence by the Board’s Governance Committee. In assessing independence under the subjective test, the Governance Committee took into account the standards in the objective tests and reviewed additional information provided by the directors with regard to each individual’s business and personal activities as they may relate to the Company and its management. Based on all the foregoing, as required by Nasdaq rules, the Governance Committee made a subjective determination as to each of Mses. Fiegel, Kelly, and Miyashiro and Messrs. Flanigan, Wilson, Wimsett, Brown, and Campbell that no relationship exists, which, in the opinion of the Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Governance Committee has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In making its independence determinations, the Governance Committee considered transactions occurring since the beginning of its 2018 fiscal year between the Company and entities associated with the independent directors or members of their immediate family. The Governance Committee considered the customer relationships between the Company and each of (1) the credit union associated with Ms. Miyashiro, (2) the bank associated with Ms. Fiegel and (3) the bank associated with Mr. Brown. For each of these customer relationships, the Governance Committee has determined that these transactions were on terms no less favorable to the Company than arrangements with other unaffiliated customers and that because of the amounts involved in relation to the total revenues of the Company and the applicable credit union or bank, the relationships did not impair the independence of Ms. Miyashiro, Ms. Fiegel, or Mr. Brown. In all cases and in all years reviewed, the amounts received by the Company from each of these institutions were less than 1% of the Company’s total revenue for the year. The Governance Committee also considered that Mr. Wimsett is Chairman, Managing Partner, and majority owner of Merchant’s PACT, which has a referral agreement with the Company pursuant to which the Company is paid a fee for referring customers to Merchant’s PACT. Because the amounts produced under this relationship have been well below amounts set in the Company’s Related Party Transactions Policy and constitute far less than 1% of the Company’s total revenue for the year, the Governance Committee has determined the relationship does not impair the independence of Mr. Wimsett. See “Certain Relationships and Related Transactions”, below for further information.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company other than their director compensation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD. PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY CARD A VOTE OF “WITHHOLD” WITH RESPECT TO A NOMINEE.

CORPORATE GOVERNANCE

The Company and its businesses are managed under the direction of the Board. The Board generally meets a minimum of five times during the year but has complete access to management throughout the year.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which include, among others, the following subjects (the following description is a summary as of September 20, 2021 and is qualified in its entirety by the Corporate Governance Guidelines, which may be updated or amended from time to time):

Director Independence
•The majority of the Board should be independent under relevant Nasdaq standards.
•Independent directors should not be compensated by the Company other than in the form of director’s fees (including any equity awards).
•Membership on the Audit, Compensation, and Governance Committees should be limited to independent directors.

Stockholders Rights
•The Board will not adopt a shareholder rights plan or reprice stock options without a stockholder vote.
•Stockholders may communicate with the Board by submitting written comments to the Secretary for the Company, who will screen out inappropriate communications and forward appropriate comments to the directors.

Meeting Requirements
•Non-management directors may meet in executive session from time to time with or without members of management.
•The Board should have at least 4 regularly scheduled meetings a year and members are invited to attend an annual review of business strategy conducted with senior management.
•Board members are expected to attend all Annual Meetings of the Stockholders.

Board Composition
•The Governance Committee is responsible for determining skills and characteristics of Board candidates, and should consider factors such as independence, experience, strength of character, mature judgment, technical skills, diversity, and age.
•Board members should not sit on more than 3 other boards of public companies.
•Directors may not stand for re-election after age 70 and any director first elected after May 14, 2021 may not stand for re-election after a total of 12 years of service.

Stock Requirements and Restrictions
•Directors, executive officers, and vice presidents of the Company should own minimum amounts of Company stock in relation to their base compensation and should retain and hold 75% of all shares granted, net of taxes, until the ownership requirements are met.
•All directors, executives, and employees are prohibited from engaging in hedging transactions, short sales, pledges, and trading in any publicly traded options involving the Company’s stock.
•Executives are subject to a Recoupment Policy providing for clawback of incentive compensation in the event of a restatement of financial statements due to material non-compliance with reporting requirements.

Board Operations
•The Board should conduct an annual self-evaluation to determine whether it and its committees are functioning properly and an annual performance evaluation for each individual director.
•The Chief Executive Officer shall provide an annual report to the Governance Committee on succession planning.
•The Board and its committees shall have the right at any time to retain independent counsel.
•When the Chair is a member of management, the independent directors shall appoint a Lead Director to coordinate the activities of the independent directors, help to set the agenda and schedule for Board meetings, and chair Board and stockholder meetings in the absence of the Chair.

Stockholder Recommended Director Candidates

The Board has also adopted a Nomination Policy with respect to the consideration of director candidates recommended by stockholders. A candidate submission from a stockholder will be considered at any time if the following information is submitted to the Secretary of the Company (the following description is qualified in its entirety by the Nomination Policy):

•The recommending stockholder’s name and address, together with the number of shares held, length of period held, and proof of ownership;
•Name, age, and address of candidate;
•Detailed resume of candidate, including education, occupation, employment, and commitments;
•Any information required to be disclosed in the solicitation of proxies for election of a director under the Exchange Act;
•Description of arrangements or understandings between the recommending stockholder and the candidate;
•Statement describing the candidate’s reasons for seeking election to the Board and documenting candidate’s satisfaction of qualifications described in the Corporate Governance Guidelines;
•A signed statement from the candidate, confirming willingness to serve; and
•If the recommending stockholder has been a beneficial holder of more than 5% of the Company’s stock for more than a year, then it must consent to additional public disclosures by the Company with regard to the nomination.

The Secretary of the Company will promptly forward complying nominee recommendation submissions to the Chair of the Governance Committee. The Governance Committee may consider nominees submitted from a variety of sources including but not limited to stockholder recommendations. If a vacancy arises or the Board decides to expand its membership, the Governance Committee will evaluate potential candidates from all sources and will rank them by order of preference if more than one is identified as properly qualified. A recommendation will be made to the Board by the Governance Committee based upon qualifications, interviews, background checks and the Company’s needs.

Stockholder Nominated Director Candidates

The Company’s Board has adopted a “Proxy Access for Director Nominations” bylaw as part of the Company’s Bylaws. The proxy access bylaw permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article II, Section 2.12 of our Bylaws. See “Stockholder Proposals and Nominations” on page 50 for more information.

Majority Election Policy

The Company’s Bylaws and Corporate Governance Guidelines require that a director nominee only be elected if he or she receives a majority vote of the votes cast with respect to his or her election in an uncontested election. Thus, for a nominee to be elected, the number of votes cast “For” must exceed the number of votes cast as “Withheld” for the nominee. If a nominee who is currently serving as a director is not re-elected with a majority of the votes cast, then under the Corporate Governance Guidelines, he or she is required to submit a resignation to the Board. In this event, the Governance Committee will consider the tendered resignation and will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the tendered resignation within 90 days from the date of certification of the election results and must also promptly disclose its decision and explain its rationale.

Board Leadership Structure

The Board does not have a fixed policy regarding the separation of the offices of Board Chair and Chief Executive Officer. These offices were held by different persons from 2004-2012 but were combined in one person (Mr. Prim) from 2012-2016. In 2016, these two offices were separated when Mr. Prim was appointed Executive Chair and Mr. Foss was appointed President and Chief Executive Officer. In 2021, these two offices were again combined when Mr. Foss was appointed as

Board Chair. The members of the Board believe that the Company has been well served in the past by both combined Chair/CEOs and by separate persons in these offices and believes that the Board should maintain the flexibility to combine or separate these offices in the future if deemed to be in the best interests of the Company.

The Board has adopted a governance guideline providing for an independent “Lead Director.” Under the guideline, when the Chair is a member of Company management, the independent directors will annually appoint from among themselves a Lead Director. The Lead Director will coordinate the activities of the independent directors, coordinate with the Chair to set the agenda and schedule for Board meetings, advise on materials distributed to directors, chair meetings of the Board and stockholders in the absence of the Chair, call and chair executive sessions of the independent directors, and perform other duties assigned from time to time by the Board. Mr. Flanigan currently serves as the Lead Director.

The Board is committed to strong, independent Board leadership and believes that objective oversight is critical to effective governance. Eight of our nine director nominees are independent, as are all members of each of the committees of the Board. The independent directors regularly meet in executive session without Mr. Foss, the sole non-independent director.

Communication with the Board

Stockholders and all other interested parties wishing to contact our Board may write to: Board of Directors of Jack Henry & Associates, Inc., Attn: Corporate Secretary, PO Box 807, 663 West Highway 60, Monett, MO 65708. The Corporate Secretary distributes this correspondence to the appropriate member(s) of the Board.

Risk Oversight

Pursuant to the Company’s Corporate Governance Guidelines, the Board performs its risk oversight function primarily through its Risk and Compliance, Audit, and Compensation Committees. The Risk and Compliance Committee has primary responsibility for overseeing, monitoring, and addressing the Company’s enterprise and operational risks. The Risk and Compliance Committee is charged with overseeing the Company’s risk management program that measures, prioritizes, monitors, and responds to risks. This oversight includes ensuring the adequacy of management’s design and implementation of information security measures. The Risk and Compliance Committee receives reports from the Company’s Chief Information Officer, as well as other members of management. The Audit Committee oversees risks relating to financial statements and reporting, credit, and liquidity risks. The Compensation Committee is charged with oversight of risks in compensation policies and practices. The Audit Committee and the Compensation Committee provide periodic reports regarding their risk assessments to the Risk and Compliance Committee. The Board receives regular reports from both the Risk and Compliance Committee of the consolidated risk assessments of these committees and from management. The Board assesses major risks and reviews with management options for risk mitigation. As such, the Board is informed and engaged when new risks arise. For example, in response to the COVID-19 global pandemic, the Board received and continues to receive regular reports from members of management to monitor and assess risks to our business and to manage the impact of the pandemic on our employees, customers, suppliers and other business partners, and the communities in which we operate.

Corporate Responsibility and Sustainability

The Company has long incorporated a commitment to corporate social responsibility into the way it does business and is committed to both doing the right thing and increasing stockholder value through increased focus and disclosure on these issues. The Board has overall oversight responsibility for matters related to environmental, social, and governance issues, with individual Board committees responsible for certain subcomponents. The executive leadership team is held accountable for execution through their lines of business. The Company published its inaugural sustainability report in December 2020. The sustainability report is posted on our web site at www.jackhenry.com under the “Investors” tab. In April 2021, Jack Henry launched its first environmental sustainability focused Business Innovation Group, Go Green.

Code of Conduct

The members of the Board, as well as the executive officers and all other employees, contractors, vendors, and business partners of the Company are subject to and responsible for compliance with the Jack Henry & Associates Code of Conduct.

The Code of Conduct contains policies and practices for the ethical and lawful conduct of our business, as well as procedures for confidential investigation of complaints and discipline of wrongdoers.

Governance Materials Available

The Company has posted its significant corporate governance documents on its website at https://ir.jackhenry.com/corporate-governance. There you will find copies of the current Corporate Governance Guidelines, the Code of Conduct, the Human Rights Commitment and Policy Statement, the Compensation Committee Charter, the Governance Committee Charter (with attached Nomination Policy), Audit Committee Charter, and the Risk and Compliance Committee Charter, as well as the Company’s Certificate of Incorporation and Bylaws. Other investor relations materials are also posted at http://ir.jackhenry.com, including SEC reports, financial statements, and news releases.

The Board of Directors and Its Committees

The Board held four regular meetings and three special meetings during the last fiscal year. Each director attended at least 75% of all meetings of the Board and all committees on which they served. The independent directors met in four executive sessions without management present during the last fiscal year. In accordance with our Corporate Governance Guidelines, all the directors attended the Annual Meeting of the Stockholders held on November 17, 2020.

The Governance Committee of the Board has determined that eight of the Board’s nine members, Flanigan, Wilson, Fiegel, Wimsett, Kelly, Miyashiro, Brown, and Campbell are independent directors under applicable Nasdaq standards.

The Board has adopted stock ownership guidelines within the Corporate Governance Guidelines establishing stock ownership goals applicable to directors as well as senior management of the Company. Each non-employee director of the Company is expected to own Company shares having a value of at least five times the annual director cash retainer. Under the terms of the guidelines, new directors should be in compliance with this standard within five years after joining the Board. For this purpose, in addition to shares held outright, directors may include shares held in trust for immediate family members as well as the “in-the-money” value of any vested stock options and all vested and unvested restricted stock units. As measured on June 30, 2021, all directors on such date were in compliance with these guidelines.

The Board has the following four standing committees, each of which operates under a written charter adopted by the Board:

Audit Committee
Thomas H. Wilson, Jr. (Chair)
The Audit Committee selects and oversees the independent auditor, reviews the scope and results of the annual audit, including critical audit matters, reviews critical accounting policies, reviews internal controls over financial reporting, pre-approves retention of the independent registered public accounting firm for any services, oversees our internal audit function, reviews and approves all material related party transactions, reviews regulatory examination results and addresses financial reporting risks. All members of the Audit Committee are independent. The Board has determined that Mr. Flanigan, Mr. Wilson, and Mr. Wimsett are each an “audit committee financial expert” as defined by the SEC because of their extensive accounting and financial experience. Please see the Audit Committee Report in this Proxy Statement for information about our 2021 fiscal year audit.

Matthew C. Flanigan
Thomas A. Wimsett
Wesley A. Brown
Meetings in FY2021: 17

Compensation Committee
Matthew C. Flanigan (Chair)
The Compensation Committee establishes and reviews the compensation, perquisites, and benefits of the Company’s executive officers, evaluates the performance of senior executive officers, makes recommendations to the Board on director compensation, considers incentive compensation plans for our employees, and carries out duties assigned to the Compensation Committee under our equity compensation plans and employee stock purchase plan. Under its charter, the Compensation Committee has the authority to delegate certain responsibilities to subcommittees, but it may not delegate any matter relating to senior executive compensation. To date, the Compensation Committee has not delegated any of its responsibilities. All members of the Compensation Committee are independent. Please see the Compensation Committee Report and the Compensation Discussion and Analysis in this Proxy Statement for further information about the Compensation Committee’s process and decisions in fiscal 2021.

Thomas H. Wilson, Jr.
Shruti S. Miyashiro
Wesley A. Brown
Meetings in FY2021: 11

Governance Committee
Laura G. Kelly (Chair)
The Governance Committee identifies, evaluates and recruits qualified individuals to stand for election to the Board, recommends corporate governance policy changes, reviews executive succession planning, and evaluates Board performance. The Governance Committee will consider candidates recommended by stockholders, provided such recommendations are made in accordance with the procedures set forth in the “Governance Committee Nomination Policy” attached to its charter, discussed in greater detail in “Stockholder Recommended Director Candidates,” above. All members of the Governance Committee are independent.

Jacque R. Fiegel
Matthew C. Flanigan
Curtis A. Campbell
Meetings in FY2021: 12

Risk and Compliance Committee
Jacque R. Fiegel (Chair)
The Risk and Compliance Committee reviews the Company’s compliance practices, reviews enterprise risks, oversees the Company’s risk assessment and management programs, reviews risk preparedness and mitigation, monitors regulatory compliance and oversees response to regulatory requirements. All members of the Risk and Compliance Committee are independent. Please see “Risk Oversight” above for further information about the Committee’s risk management responsibilities.

Thomas A. Wimsett
Laura G. Kelly
Shruti S. Miyashiro
Curtis A. Campbell
Meetings in FY2021: 9

Compensation Committee Interlocks and Insider Participation

During our 2021 fiscal year, Messrs. Flanigan, Wilson, and Brown and Ms. Miyashiro served on the Compensation Committee. None of the members of the Compensation Committee is currently or was formerly an officer or employee of the Company. Ms. Miyashiro is President and CEO of Orange County’s Credit Union, which is a customer of the Company as described below in “Certain Relationships and Related Transactions.” There are no other Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the SEC’s rules and regulations.

Director Compensation

The following table sets forth compensation paid to our non-employee directors in fiscal year 2021. The compensation paid to Mr. Foss as an employee is detailed below at “Executive Compensation.”

Name		Fees Earned or Paid in Cash	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($) (1) (2)	($)	($)	($)	($)
John F. Prim	(3)	221,000	163,254	-	-	-	384,254
Matthew C. Flanigan		154,500	163,254	-	-	-	317,754
Thomas H. Wilson, Jr.		124,500	163,254 (4)	-	-	-	287,754
Jacque R. Fiegel		112,500	163,254	-	-	-	275,754
Laura G. Kelly		109,000	163,254	-	-	-	272,254
Wesley A. Brown		104,500	163,254	-	-	-	267,754
Thomas A. Wimsett		101,500	163,254	-	-	-	264,754
Shruti S. Miyashiro		92,500	163,254	-	-	-	255,754
Curtis. A. Campbell	(5)	-	-	-	-	-	-
(1)    These amounts reflect the aggregate grant date fair value of restricted stock units granted in the fiscal year ended June 30, 2021, in accordance with FASB ASC Topic 718. For assumptions used in determining the fair value of restricted stock units granted, see Note 10 to the Company’s 2021 Consolidated Financial Statements.
(2) As of June 30, 2021, each director listed here, other than Mr. Campbell, held an aggregate of 3,197 unvested restricted stock units.
(3)    Mr. Prim retired from the Board in June 2021.
(4)    Includes amounts deferred pursuant to the Company’s Non-Employee Director Deferred Compensation Plan.
(5) Mr. Campbell was appointed to the Board on July 1, 2021 and received no compensation in fiscal year 2021.

A director who is employed by the Company does not receive any separate compensation for service on the Board. In the fiscal year ended June 30, 2021, each non-employee director received annual retainer compensation of $40,000 per year plus $3,500 for attending each full-day in-person or remote Board meeting and $1,500 for each half-day or less in-person or remote Board meeting. The annual retainer is paid following the Annual Meeting of the Stockholders with respect to the period running from the Annual Meeting in November to the next Annual Meeting. Each non-employee director is also reimbursed for out-of- pocket expenses incurred in attending all Board and committee meetings.

If there is a Non-Executive Chair, such individual is compensated with an additional annual retainer amount of $100,000. Mr. Prim served as Non-Executive Chair during fiscal year 2021, but retired from the Board on June 30, 2021. The current Board Chair, Mr. Foss, is an employee of the Company and does not receive compensation for his service on the Board. The Lead Director (Mr. Flanigan) is compensated with an additional annual retainer amount of $20,000.

Equity compensation is paid annually to the non-employee directors in the form of restricted stock units. These restricted stock units are issued under the Company’s 2015 Equity Incentive Plan. For fiscal 2021, the annual grant amount paid to each non-employee director was targeted at $165,000. This consisted of 1,022 restricted stock units, granted on the third business day following the date of the 2020 Annual Meeting. The fiscal 2021 restricted stock units granted to the non-employee directors will vest on November 20, 2021.

In the year ended June 30, 2021, the chair of the Audit Committee and the Risk and Compliance Committee each received an annual retainer of $20,000 and the chair of the Compensation Committee and the Governance Committee each received an annual retainer of $15,000. Meeting fees (in-person or remote) of the committees, paid to all attending Board members, were $1,500 per meeting for all Board committees.

In fiscal 2021, the directors listed above were not eligible to participate in any non-equity incentive compensation plan from the Company or any pension plan of the Company. Non-employee directors are eligible for and may elect to participate in the Company’s Non-Employee Director Deferred Compensation Plan. In fiscal 2021, only the restricted stock unit awards to non-employee directors were eligible for deferral and one of the non-employee directors elected deferral of all or part of their award. Deferred amounts are maintained by the Company in bookkeeping accounts. Stock awards that are deferred are deemed invested in the Company’s common stock, and deemed dividends paid on deferred equity awards are invested in a Federal Rate fund. The deferred amounts are unsecured obligations of the Company. Restricted stock units that are deferred under the Company’s Non-Employee Director Deferred Compensation Plan may be settled in stock or, at the option of the Compensation Committee, in cash.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Director Shruti S. Miyashiro is President and Chief Executive Officer of Orange County’s Credit Union of Santa Ana, California. Orange County’s Credit Union is a customer of the Company and during the year ended June 30, 2021, it paid $1,208,166 to the Company, primarily for software maintenance, electronic payment solutions, and implementation services. The Audit Committee has reviewed the transactions with the credit union and has concluded that they were on terms no less favorable to the Company than arrangements with other unaffiliated customers.

Director Jacque R. Fiegel is Chairman, Central Oklahoma Area, Prosperity Bank, which is a customer of the Company. In November 2019, the parent entity of Prosperity Bank acquired LegacyTexas Bank through a merger, which is also a customer of the Company. Combined total fiscal 2021 cash receipts from Prosperity Bank and cash receipts from LegacyTexas Bank were $791,134, primarily for software maintenance, electronic payment solutions, and item processing. The Audit Committee has reviewed the transactions with these banks and has concluded that they were on terms no less favorable to the Company than arrangements with other unaffiliated customers.

Director Wesley A. Brown is a director of FirstBank Holding of Lakewood, Colorado which is a customer of the Company. Total fiscal 2021 cash receipts from this customer were $605,261, primarily for software maintenance and online financial management. The Audit Committee has reviewed the transactions with the bank and has concluded that they were on terms no less favorable to the Company than arrangements with other unaffiliated customers.

Director Thomas A. Wimsett is Chairman, Managing Partner, and majority owner of Merchant’s PACT, formerly known as Wimsett & Co. On July 1, 2016, a “Referral Partner Agreement” was entered into between Merchant’s PACT and the Company under which the Company may refer certain customers to Merchant’s PACT for credit and debit card consulting services with a portion of the consulting fees paid to the Company for the referrals. On July 15, 2019, Merchant’s PACT and the Company entered into an “Amended and Restated Referral Partner Agreement” which expanded the scope of the services and responsibilities of Merchant’s PACT stated in the 2016 Referral Partner Agreement. In addition to the credit and debit card consulting services, Merchant’s PACT may also engage and negotiate with certain merchant processing companies on revenue share, pricing, and terms on behalf of financial institution customers and their merchants. Under the terms of the amended agreement, all payments are made from Merchant’s PACT to the Company and Merchant’s PACT will not receive any payments from the Company. Merchant’s PACT paid the Company less than $10,000 in referral fees in fiscal 2021.

The Audit Committee reviewed the relationship with Ms. Fiegel and determined that because Ms. Fiegel is an employee and not an executive officer of Prosperity Bank, and the total amounts paid to the Company do not exceed the greater of $1,000,000 or two percent of that customer’s total annual revenue, this relationship falls under the standing pre-approval granted in the Related Party Transaction Policy. The Audit Committee also reviewed the relationships with each of Mr. Brown and Mr. Wimsett and determined that they each did not qualify as a “Related Party Transaction” under the policy because, for Mr. Brown, he is solely a director of FirstBank Holding and the aggregate amount involved did not exceed the greater of $1,000,000 or two percent of that customer’s total annual revenue and because, for Mr. Wimsett, total payments from Merchant’s PACT to the Company in fiscal 2021 did not exceed $100,000. The Governance Committee also considered each of the transactions described in this paragraph and concluded that Ms. Miyashiro, Ms. Fiegel, and Mr. Brown to be independent directors despite the customer relationships. The Governance Committee also determined Mr. Wimsett to be independent despite the relationship between the Company and Merchant’s PACT.

Related Party Transaction Policy

The Board has adopted a written policy that requires all related party transactions to be reviewed and approved by the Audit Committee of the Board. The Audit Committee is charged with determining whether a related party transaction is in the best interests of, or not inconsistent with the interests of, the Company and its stockholders. In making this determination, the Audit Committee will consider such factors as whether the related party transaction is on terms no less favorable to the Company than terms generally available to unaffiliated third parties and the extent of the related party’s interest in the transaction. No director may participate in any discussion, approval, or ratification of any transaction in which he or she has an interest, except for the purpose of providing information concerning the transaction. For transactions in which the aggregate amount is expected to be less than $200,000, the Chair of the Audit Committee has been delegated the authority to pre-approve related party transactions, subject to later review by the full committee. At least annually, ongoing related party transactions will be reviewed to assess continued compliance with the policy. For purposes of the Related Party Transaction Policy, a related party transaction is a transaction or relationship in which the aggregate amount involved will be or may exceed $100,000 in any calendar year, involves the Company as a participant, and in which any related party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of the other entity). A related party is any executive officer, director, or more than 5% beneficial owner of the Company or any immediate family member of such persons.

The policy also contains standing pre-approvals of certain transactions that are not believed to pose any material risk to the Company even if the aggregate amount exceeds $100,000 in a calendar year, including: employment arrangements with executive officers, director compensation, transactions involving competitive bids, certain banking-related services, certain Company charitable contributions, transactions where all stockholders receive proportional benefits, certain regulated transactions, and satisfaction of indemnification obligations. Standing approval is also provided for transactions with another company where the related party’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that entity’s shares, if the aggregate amount does not exceed the greater of $1,000,000 or 2% of that entity’s annual revenues.

DELINQUENT SECTION 16(a) REPORTS

The Company is required to identify any director, officer, or greater than 10% beneficial owner who failed to timely file with the SEC a report required under Section 16(a) of the Exchange Act relating to ownership and changes in ownership of the Company’s Common Stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4, and annual statements on Form 5. To the Company’s knowledge, based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ended June 30, 2021 all required Section 16(a) filings were filed timely.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is currently composed of four independent directors. The Board has determined that Audit Committee member Matthew C. Flanigan, Thomas H. Wilson, Jr., and Thomas A. Wimsett are “audit committee financial experts” under relevant SEC standards because of their extensive accounting and financial experience. The Board and the Audit Committee believe that the Audit Committee’s current members satisfy all Nasdaq and SEC rules that govern audit committee composition.

The Audit Committee operates under a written Charter adopted by the Board. The Charter requires the Audit Committee to oversee and retain the independent registered public accounting firm, pre-approve the services and fees of the independent registered public accounting firm, regularly consider critical accounting policies of the Company, review and approve material related party transactions, receive reports from the Company’s Director of Internal Audit and General Manager of Enterprise Risk Management, and establish procedures for receipt and handling of complaints and anonymous submissions regarding accounting or auditing matters. The Charter also contains the commitment of the Board to provide funding and support for the operation of the Audit Committee, including funding for independent counsel for the Committee if the need arises.

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Management has the primary duty for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirement of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered accounting firm its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. These meetings without management present are held at least once each year, and such meeting was held in the fiscal year just ended.

In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2021 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended June 30, 2021 for filing with the SEC.

Audit Committee
Thomas H. Wilson, Jr., Chair
Matthew C. Flanigan
Thomas A. Wimsett
Wesley A. Brown

EXECUTIVE OFFICERS

The executive officers of the Company, as well as certain biographical information about them, are as follows:

Name	Position with Company	Officer Since
David B. Foss	President, Chief Executive Officer, and Board Chair	2014
Kevin D. Williams	Chief Financial Officer and Treasurer	2001
Gregory R. Adelson	Chief Operating Officer	2018
Craig K. Morgan	General Counsel and Secretary	2016
Teddy I. Bilke	Chief Technology Officer	2018
Stacey E. Zengel	Senior Vice President and President of Jack Henry Banking	2018

The following information is provided regarding the executive officers not already described herein:

Kevin D. Williams, age 62, Chief Financial Officer and Treasurer. In 2001, Mr. Williams was appointed by the Board to serve as Chief Financial Officer and Treasurer of the Company, having previously served as Controller of the Company since joining the Company in 1998. Prior to joining the Company, Mr. Williams was a practicing CPA as a Senior Manager for the Baird Kurtz & Dobson public accounting firm. Mr. William’s executive management responsibilities extend beyond finance, tax and accounting to include investor relations and travel.

Gregory R. Adelson, age 57, Chief Operating Officer. Mr. Adelson was appointed Chief Operating Officer in November 2019 after serving as Vice President and General Manager of JHA Payment Solutions. As Chief Operating Officer, Mr. Adelson is responsible for the strategic direction and general leadership of approximately 6,000 associates encompassing all business operating units, infrastructure and facilities. Mr. Adelson joined the Company in 2011 as Group President of iPay Solutions, the Company’s online bill pay business unit. He was later promoted to General Manager of JHA Payment solutions in 2014 and Company Vice President in 2018. Prior to joining the Company, Mr. Adelson had several executive roles with payment processing companies, including Chief Operating Officer at National Processing Company and President at ChoicePay.

Craig K. Morgan, age 45, General Counsel and Secretary. Mr. Morgan was named General Counsel and Secretary in November 2016. Mr. Morgan had previously served as Managing Corporate Counsel and has served in multiple roles in the Legal Department since joining the Company in 2004. Prior to joining the Company, Mr. Morgan worked in research and development in the biotechnology industry.

Teddy I. Bilke, age 60, Chief Technology Officer. Mr. Bilke was appointed Chief Technology Officer in November 2019 and has served as a Vice President of the Company since July 2018. Mr. Bilke served as General Manager and President of Symitar beginning in 2010. Mr. Bilke joined the Company in 2005 and served in multiple positions, including General Manager of Symitar Development & Operations and Senior Director of Symitar Operations. Prior to joining the Company, Mr. Bilke had several roles in technology companies including Vice President of Lockheed Martin Space Operations (LMSO), Chief Operating Officer of Ascendant Solutions, Director of MCI Systemhouse, Vice President of Bell & Howell, and several roles with Electronic Data Systems (EDS).

Stacey E. Zengel, age 59, Senior Vice President and President of Jack Henry Banking. Mr. Zengel was appointed Senior Vice President in 2018 and has served as President of Jack Henry Banking since 2016. Since joining the Company in 1999, Mr. Zengel has served in three senior leadership positions: in 2004 leading Jack Henry’s imaging area as financial institutions rapidly adopted imaging, in 2012 leading our outsourcing (private cloud) business that we call OutLink, and lastly, and currently, as our SVP and Banking President responsible for our banking customer base. Prior to joining the Company, Mr. Zengel worked for BancTec in the financial services industry and spent nine years working for a software provider in the vertical market home health care industry.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Matthew C. Flanigan, Chair
Thomas H. Wilson, Jr.
Shruti S. Miyashiro
Wesley A. Brown

COMPENSATION DISCUSSION AND ANALYSIS

You will have the opportunity to cast an advisory vote on Jack Henry’s executive compensation at this year’s Annual Meeting (our “say on pay” vote), included as Proposal 2 in this proxy statement (page 47). We encourage you to review this section prior to casting your “say on pay” advisory vote.

At the Company’s Annual Meeting of Stockholders held in November 2020, nearly 93% of the votes cast on say-on-pay at that meeting were voted in favor of the proposal. The Compensation Committee believes this vote strongly affirms the stockholders’ support of the Company’s approach to executive compensation, and the Committee did not change its basic approach to compensation of the named executive officers (“Named Executives”) in fiscal 2021. The Compensation Committee believes that stockholder input on executive compensation is crucial and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executives.

This Compensation Discussion and Analysis is designed to provide information regarding the philosophy and objectives underlying our compensation policies, the processes we follow in setting compensation, the components we utilize in compensating our top executives, and the resulting compensation outcomes. This discussion is focused on the following “Named Executives” as of June 30, 2021.

Named Executive	Title
David B. Foss	President and Chief Executive Officer
Kevin D. Williams	Chief Financial Officer and Treasurer
Gregory R. Adelson	Chief Operating Officer
Craig K. Morgan	General Counsel and Secretary
Teddy I. Bilke	Chief Technology Officer

Specific information about the compensation of the Named Executives is set forth in the Summary Compensation Table and other compensation tables beginning on page 38, which should be read in conjunction with this discussion.

Executive Summary

Jack Henry’s executive compensation programs are designed to align the interests of the Jack Henry executives with those of our stockholders through emphasizing the principle of pay for performance through the achievement of short- and long-term performance goals and rewarding the creation of long-term stockholder value while encouraging a culture of stock ownership. The decisions made by the Compensation Committee in establishing financial, business, and personal targets for executive officer compensation reflect a clear expression of these principles. The following chart provides an overview of the fiscal 2021 compensation components for our Named Executives:

Fiscal 2021 Compensation Components

Component		Metrics	Performance Period	More Information
Base Salary		Fixed and recurring cash compensation set at market competitive levels to attract and retain highly qualified and effective executives.		Page 29

Annual Incentive Cash Bonus		Variable cash compensation tied 75% to annual adjusted operating income versus budget target and 25% to obtainment of individual performance goals.	One year	Page 29
Long-Term Incentive Compensation	Performance share awards (60%)	Performance shares vest based on Jack Henry’s relative total shareholder return against two peer groups: (1) our Compensation Peer Group and (2) the S&P Composite 1500 IT Index.	Three years	Page 32
	Restricted stock unit awards (40%)	Time-based restricted stock units vest in equal annual installments based on continued service.	Three years	Page 34

In the aggregate, the relative portions of the above compensation components that made up the pay mix for Mr. Foss, our Chief Executive Officer, and each of the other Named Executives are as follows:

The fiscal 2021 pay mix established by the Compensation Committee in July of 2020 clearly focused on performance-based and at-risk pay while balancing the need for retention, and particularly emphasized long-term performance by the Company. The pay mix was intended to ensure that the Named Executives remained highly focused on the long-term success of the Company.

Fiscal 2021 Company Performance

Below are certain results of Company performance through June 30, 2021.

29%	(9)%	5%
3-year TSR at end of Fiscal 2021*	1-year TSR at end of Fiscal 2021*	Annual Operating Income Increase

*Using average closing price of the last 30 calendar days of the fiscal year.

Total shareholder return (“TSR”) is calculated as (i) the sum of change in stock price plus dividends over the measurement period, divided by (ii) the beginning stock price. This calculation assumes reinvestment of dividends. Performance shares vest based on Jack Henry’s relative TSR in comparison to a selected group of companies.

Our TSR performance has a meaningful and direct impact on the compensation earned by our Named Executives. As to performance shares issued to executive officers in fiscal 2018 that vested based on three-year TSR performance through June 30, 2021, the Company’s three-year TSR ranked at the 15th percentile in comparison with the compensation peer group over those three years. Despite our strong returns over the three-year measuring period (TSR of +29%), our relative TSR achievement was below both the 25th percentile threshold and the 60th percentile target for our compensation peer group that was established in fiscal 2018 and resulted in vesting of 0% of the executive officer’s target shares. This demonstrates purposeful compensation design where Named Executive pay mix includes actual at-risk compensation.

Compensation Philosophy and Objectives

Jack Henry’s compensation philosophy is to offer compensation programs to our executives that:

•Attract and retain highly qualified and motivated executives;
•Encourage esprit de corps and reward outstanding performance;
•Focus executives on achieving consistent earnings growth;
•Encourage continuation of the Company’s entrepreneurial spirit; and
•Reward the creation of stockholder value.

In meeting these objectives, the Compensation Committee strives for the interests of management and stockholders to be the same. To this end, the key financial performance measures are adjusted operating income and total shareholder return. Both measures emphasize a focus on revenue growth, operating efficiencies to yield strong margins, and returns to shareholders in excess of our peers.

The Compensation Committee designs and maintains compensation programs consistent with our executive compensation philosophy to achieve the following objectives:

•To attract, retain, and motivate highly qualified executives by offering compensation programs that are competitive with programs offered by similar companies, including those in our Compensation Peer Group.
•To link performance and executive pay by tying annual cash bonus amounts to achievement of key objectives under the Company’s annual business plans, as well as specific individual performance goals.
•To reward competitive performance in comparison with peers in our industry.
•To reward the creation of long-term stockholder value through long-term incentive compensation awards and encourage significant stock ownership by senior management to further align executive interests to those of our stockholders.

In pursuit of these objectives, the Compensation Committee believes that the compensation packages provided to the Named Executives should include both cash and equity-based compensation, with an emphasis on at-risk and performance-based pay.

Compensation Element	Purpose
Base salary	•Attract and retain highly qualified executives
Annual incentive cash bonus	•Support pay-for-performance orientation •Focus executives on executing the annual operating plan and key financial and non-financial measures of success as established by the Board
Long-term incentive compensation	•Align interests of executives and stockholders •Support a stock ownership culture •Drive long-term value creation •Encourage retention of executives
Broad-based benefits	•Attract and retain highly qualified executives •Named Executives at Jack Henry participate in the same benefit programs available to our full-time employees
Termination provisions	•Align management and stockholder interests to review attractive business alternatives

Process for Establishing Compensation

The Compensation Committee has overall responsibility for making decisions regarding the compensation of the Named Executives. In conducting annual performance reviews and determining appropriate compensation levels for the Named Executives, the Compensation Committee meets and deliberates outside the presence of the Named Executives and other members of the executive management team. With respect to the compensation levels for the Named Executives other than the President and the Chief Executive Officer, the Compensation Committee considers input and recommendations from the President and Chief Executive Officer. Performance reviews of the Named Executives are based on objective and subjective evaluations of individual performance as well as their performance in the preceding fiscal year in achieving Company performance objectives. While our President and Chief Executive Officer makes recommendations concerning salary adjustments, cash bonus programs, and award amounts for the other Named Executives, the Compensation Committee exercises its discretion and sole authority to set the compensation of each of the Named Executives.

In designing compensation programs and determining compensation levels for the Named Executives for fiscal 2021, the Compensation Committee was assisted by an independent compensation consultant firm. The Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”), an independent executive compensation and corporate governance consulting firm, to serve as its independent advisor and compensation consultant with respect to compensation programs for fiscal 2021. The Chair of the Compensation Committee worked directly with Meridian to determine the scope of the work needed to assist the Committee in its decision-making processes. The engagement of the consulting firm included provision of benchmark comparative data for the Named Executives with respect to base salaries, annual cash bonuses, long term incentives, in addition to incentive plan design and governance-related matters effecting executive compensation. Meridian was also engaged to provide analysis and advice to the Compensation Committee with respect to the compensation of the Company’s independent directors. Other than in connection with the activities of the Compensation Committee, Meridian did not provide other consultation or services to the Company or management. The Compensation Committee has assessed the independence of Meridian and determined that no conflict of interest exists under the rules established by the SEC. The Compensation Committee reviews the independence of its advisors annually.

In making compensation decisions, the Compensation Committee compared each element of total direct compensation against a peer group of publicly traded companies in the software, payments, and data processing industries against which the Compensation Committee believes we compete in the market for executive talent. We collectively refer to this group as the “Compensation Peer Group.” In selecting companies for the Compensation Peer Group, the Compensation Committee has considered multiple criteria, including industry, annual revenue, and market capitalization. For fiscal 2021, the Compensation Peer Group was comprised of the following companies:

ACI Worldwide, Inc.	Black Knight, Inc.	Bottomline Technologies, Inc.
Broadridge Financial Solutions, Inc.	Euronet Worldwide, Inc.	ExlService Holdings, Inc.
Fair Isaac Corporation	Fidelity National Information Services, Inc.	Fiserv, Inc.
FLEETCOR Technologies, Inc.	Genpact Limited	Global Payments, Inc.
Square, Inc.	SS&C Technologies Holdings, Inc.	Tyler Technologies, Inc.
Verint Systems Inc.	WEX, Inc.

The Compensation Peer Group is reviewed annually and, as appropriate, updated by the Compensation Committee to make sure that members of the group are consistent with the Company’s industry and financial scope and comparable in terms of size and labor pool. For comparison purposes, the Company’s annual revenues and market capitalization were near the median of the members of the Compensation Peer Group. Cardtronics, plc and CoreLogic, Inc. were originally part of the fiscal 2021 Compensation Peer Group, but both were acquired in fiscal 2021. As a result, both companies have been removed from the 2021 Compensation Peer Group.

For fiscal 2022, the Compensation Committee has added NCR Corporation to the compensation peer group.

To benchmark each element of total compensation for our Named Executives, Meridian provided data from two key sources: (1) public filings for the companies in our Compensation Peer Group and (2) an executive compensation survey reflective of our industry and the general industry. In reviewing compensation survey data, the Compensation Committee considered data for information technology companies with annual revenues similar to the Company.

In setting fiscal 2021 compensation, the Compensation Committee reviewed competitive market data for the Compensation Peer Group at the 25th, 50th, and 75th percentiles for base salary, target bonus, target cash compensation, long-term incentive compensation, and target total compensation. In setting total cash compensation and long-term incentive compensation, the Compensation Committee recognized that there are certain limitations in the market data available for the Compensation Peer Group. Thus, in addition to considering levels of compensation suggested by market data, the Compensation Committee also considered other relevant factors including performance against pre-identified objectives under business plans for the preceding fiscal year, individual performance reviews, change in job duties, geographic location, and internal equity for compensation levels among our executives.

The allocation between cash, non-cash, short-term, and long-term incentive compensation is measured against the practices of our Compensation Peer Group and reflects the Compensation Committee’s determination of the appropriate compensation mix among base pay, target annual cash incentives, and long-term equity incentives to encourage retention and performance. Actual cash and equity incentive awards are determined by the performance of the Company and the individual, depending on the type of award, compared to established goals.

Base Salary

Although we believe a significant portion of executive compensation should be based on “at-risk” compensation to align pay and performance, the Compensation Committee also believes that competitive base salaries are necessary to attract and retain a highly qualified and effective executive team. In July of 2020, the Compensation Committee considered competitive data provided by Meridian. Due to concerns related to the COVID-19 pandemic, Mr. Foss and Mr. Williams requested their base salaries remain unchanged for fiscal 2021. Based on this data as well as individual and corporate performance and changes in executive duties, the Committee increased the base salaries of the Named Executives in the following amounts:

Named Executive	Fiscal 2020 Base Salary ($)	Fiscal 2021 Base Salary ($)	Increase
David B. Foss	840,000	840,000	—%
Kevin D. Williams	500,000	500,000	—%
Gregory R. Adelson	425,000	450,500	6.0%
Craig K. Morgan	339,000	359,340	6.0%
Teddy I. Bilke	370,000	381,100	3.0%

Annual Incentive Cash Bonuses

Annual Incentive Plan

It is our practice to provide Named Executives with the opportunity to earn annual incentive cash bonus compensation through programs that reward attainment of key objectives under corporate annual business plans. The objectives that underlie our annual incentive compensation programs may vary between fiscal years and between the Named Executives, but generally include objectives that reward attainment by the Company of targeted adjusted operating income as well as individual performance goals. In setting the fiscal 2021 bonus amounts a Named Executive is eligible to earn for achieving specified objectives, the Compensation Committee targeted bonus and target total cash compensation levels at or near the 50th percentile of the Compensation Peer Group and published survey data. Bonus opportunities for achieving objectives are generally established as a percentage of an executive’s base salary and the percentages increase with job scope and complexity. Executives have the opportunity to earn reduced bonus amounts if a minimum level (threshold) of performance against an objective is achieved and can also earn increased bonus amounts for performance in excess of the level of targeted performance (subject to a maximum of 200% of the established target amount).

The decision as to whether to offer an annual incentive cash bonus program to Named Executives for any fiscal year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee and its assessment of general and industry specific conditions existing during the applicable period. In determining the amount of bonus that a Named Executive is eligible to earn under a bonus program, the Compensation Committee may also exercise negative discretion to reduce an award based on its assessment of the executive’s contribution and accountability for the objectives that are the subject of the bonus, the internal equity of the executive’s bonus opportunity as compared to bonus opportunities for our other executives, and any other factors the Compensation Committee considers relevant.

To provide an appropriate structure for cash bonus incentives, the Company’s stockholders previously approved the 2017 Annual Incentive Plan. Cash bonus incentives for fiscal 2021 were structured under the 2017 Annual Incentive Plan.

The fiscal 2021 incentive cash bonus plan established for the Named Executives was based 75% upon achievement of the Company’s annual adjusted budget operating income target and 25% upon the participating Named Executive’s achievement of individual performance goals set for such officer by the Compensation Committee. However, the 2021 annual incentive plan provided that no part of the incentive cash bonus was payable unless the Company’s performance on the adjusted operating income measurement was at or above the minimum threshold for achievement.

The adjusted operating income performance target for fiscal 2021, which achievement composes 75% of the targeted annual incentive cash bonus, was established from the annual budget of the Company as approved by the Board of $385.2 million of operating income and adjusted by removing $27.3 million of anticipated operating income from deconversion fees during the fiscal year and adding back $25.7 million of anticipated amounts to be accrued as corporate bonuses that are dependent on achievement of certain operating income performance levels in the fiscal year. The annual budget was developed by management with input from the Board in a thorough process that builds upon departmental forecasts and considers historical performance, industry dynamics, and macro-economic trends. The adjusted operating income component of the annual bonus for the participating Named Executives ranged from a threshold of 90% of budgeted adjusted operating income, below which no bonus was payable, to a target amount at 100% and to a maximum at 110%. Bonus payouts for adjusted operating income achievement ranged from 50% of target at threshold performance to 200% of targeted bonus at maximum performance. The adjusted operating income results used for the performance target were calculated by adjusting the actual operating income results for fiscal 2021 of $398.7 million to remove operating income from deconversion fees during the fiscal year of $18.7 million and to add back amounts for accrued corporate bonuses at June 30, 2021 of $27.3 million, which were dependent upon achievement of certain operating income performance levels in the fiscal year.

	Adjusted Operating Income Performance Bonus Payout Range
Maximum	110% or higher		200%	Maximum
Target	100%		100%	Target
Threshold	90%		50%	Threshold
Adjusted operating income performance against budget		No bonus payout for under 90% achievement	Range of adjusted operating income performance bonus payout against target (75% of targeted annual incentive cash bonus)

The Company performed well in fiscal 2021. The adjusted operating income performance and resulting bonus payout of target bonus for the operating income portion of the participating Named Executives bonus is as follows:

$383. 7 million	$407.3 million	106.2% of Target

Budgeted FY 2021 Adjusted Operating Income	Actual FY 2021 Adjusted Operating Income	142.0% Resulting Payout of Target

The individual performance goals, which compose 25% of the targeted annual incentive cash bonus, varied from individual to individual and included both objective and subjective measures of performance. The individual performance goals were intended to align the individual officers with the Company’s business strategies and objectives in each officer’s sphere of duties and control. Examples include achievement of specified customer and employee satisfaction ratings, implementation of programs and systems, process and control improvements, completion of development projects, and meeting specified financial goals. These individual goals are keys to financial and business success for Jack Henry and thus contribute to producing income and shareholder returns over the long-term. Grading of performance on the individual performance goals was in some cases “achieved” or “not achieved” and in other cases based on a sliding scale, such as from fail to below target, at target and above target, and thus some potential individual performance bonus amounts varied from zero to target and above target.

Bonus payouts for achieving individual performance goals generally varied from 0 to 100% and, in some instances, could range to a maximum of 150% as to specific scalable goals. The overall bonus percentages and ranges were determined primarily by reference to comparative compensation data provided to the Compensation Committee by its independent advisor. The maximum bonus was intended to be payable only upon truly superior performance. The Compensation Committee intended for this bonus plan to provide a strong incentive for management to meet and exceed budgetary income and individual performance goals in fiscal 2021.

The full fiscal 2021 incentive bonuses paid, including amounts paid for achievement of individual performance goals, were as follows:

Named Executive	Target Annual Incentive (as % of base)	Performance on Incentive Measures		Annual Incentive Payout - FY2021
		Adjusted Operating Income Performance (75% of Bonus)	Individual Performance Goals Performance (25% of Bonus)	% of Target	Amount ($)
David B. Foss	125%	142.0%	104%	132.5%	1,391,250.00
Kevin D. Williams	80%	142.0%	104%	132.5%	530,031.80
Gregory R. Adelson	80%	142.0%	74%	125.0%	450,500.00
Craig K. Morgan	80%	142.0%	100%	131.5%	377,980.44
Teddy I. Bilke	50%	142.0%	70%	124.0%	236,282.00

Although bonuses have been earned in each of the last five fiscal years, the Compensation Committee notes that the plan is not structured to require the payment of bonus in every year and performance targets are not set at levels which are easy to achieve. Bonuses paid over the last five years were generally in line with target levels in three of those years, well below the target level in one of those years and well above in the current year. The Compensation Committee continues to believe that annual cash bonus opportunities are highly effective motivators for management employees and are instrumental in obtaining excellent performance in comparison with the Company’s competitors in both strong and weak economic environments.

The Committee believes that the costs to the Company of potentially large incentive bonuses are fully justified by the potential benefits and return to our stockholders. The Compensation Committee will in future years continue to thoroughly review the effects of the bonus plan on results achieved and will make any changes to the bonus plan deemed necessary.

Long-Term Incentive Compensation

We believe that equity awards have been instrumental in building the Company, in retaining talent, and in encouraging management to take a long-term view with regard to strategic decisions they face. Equity awards also help focus executive and employee attention on managing the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee has the authority to grant restricted stock awards of various types and to determine the terms of the restrictions on granted shares. Starting in fiscal 2013, long-term incentive compensation was granted to the Named Executives in the form of performance shares. Starting in fiscal 2020, a portion of the long-term incentive compensation of the Named Executives was allocated to a grant of time-based restricted stock units. In fiscal 2021, the Compensation Committee allocated the long-term incentive award value at approximately 60% performance shares and 40% restricted stock units. The Compensation Committee determined this mix was appropriate to ensure Named Executives are aligned with stockholders through stock ownership and also to encourage retention.

The fiscal 2021 grant amounts for long-term incentive compensation were determined with reference to comparable aggregate grants of long-term incentive compensation by other members of the Compensation Peer Group and published survey data and were roughly targeted at the 50th percentile of the Compensation Peer Group. The aggregate target value was then divided with approximately 60% applied to performance share awards and approximately 40% applied to restricted stock unit awards.

In determining the level of award for a Named Executive, the Compensation Committee also considers relevant factors such as achievement of previously identified objectives, the executive’s performance, the current equity ownership and equity awards held by the individual executive, and the internal equity of the level of award granted to the executive compared to awards granted to other executives. In reviewing the award levels for our Named Executives, the Compensation Committee believes it is appropriate to consider the Company’s performance against key objectives under its corporate business plan for the preceding fiscal year, including objectives related to revenue and earnings targets, and whether the Company’s performance during the preceding fiscal year benefited stockholders as measured by the market price of the Company’s Common Stock. In administering the equity compensation programs, the Compensation Committee monitors the level of dilution that can result from equity awards to executives and other employees and considers the dilutive effect of the Company’s aggregate equity awards during any fiscal year.

Performance Shares

A portion of the grants to the Named Executives for fiscal 2021 were structured as performance shares that vest only on achievement of Company performance goals and thus strongly reflect the principle of pay-for-performance. A grant of performance shares is a contractual right to receive stock and/or cash in the future when vesting conditions are met. In fiscal 2021, the Compensation Committee decided to utilize two separate measures of comparative performance to determine the vesting amount of performance shares. These two specific grants of performance shares in fiscal 2021 to the Named

Executives vest at the end of three years based on total shareholder return over the three-year period in comparison to: (1) the Compensation Peer Group for the first grant, and (2) the companies in the S&P Composite 1500 Information Technology Index (the “S&P 1500 IT Index”) for the second grant. The two grants were roughly equal in amount. For this purpose, total shareholder return (“TSR”) was defined as ending stock price minus beginning stock price (adjusted for splits and similar changes) plus dividends per share paid over the performance period, all divided by the beginning stock price. A target amount of stock was set for each Named Executive that may be earned if TSR at the end of the three-year period is at the 50th percentile in comparison to the Compensation Peer Group and the S&P 1500 IT Index, respectively. Vesting ranges from 35% of the performance shares at the 25th percentile to the maximum amount of the grant (175% of target) at or above the 75th percentile relative to the Compensation Peer Group and the S&P IT Index, respectively. No shares will vest if performance is below the 25th percentile threshold. By setting the target amount at the 50th percentile, the Committee continued to convey that long-term competitive performance is expected and remains the goal of this incentive program.

TSR Return Scale Against Applicable Peer Group

Performance Share Vesting
(% of Target)
200%
150%
100%
50%
0%
0%
25%
50%
75%
100%
Jack Henry Percentile Ranking

The 2021 awards were structured to provide incentives for long-term performance and retention and to meet goals for specific accounting treatment. Retention is encouraged by grant terms which immediately forfeit all awards that have not vested or are still restricted in the event that the grantee’s employment with the Company is terminated for any reason other than in the event of death, incapacity, retirement, or in connection with any change in control. The fiscal 2021 performance share grants to the Named Executives were approved in target dollar amounts with total grant date accounting values set at approximately the following base salary multipliers:

Approximate Base Salary Multiplier for Performance Share Awards
David B. Foss	4.6x
Kevin D. Williams	1.4x
Gregory R. Adelson	1.4x
Craig K. Morgan	0.8x
Teddy I. Bilke	0.7x

The use of performance shares allows for flexibility in addressing the orderly retirement of grantees. The 2021 performance share awards contain terms which allow for the pro-rata vesting of awards upon retirement based on full months of service following the date grant. For this purpose, retirement is defined as termination with the stated purpose of retirement, for which the grantee has provided the Company at least six months’ prior notice and occurs (1) on or after the age of 55 and following a minimum number of years of employment with the Company such that the grantee’s age plus the number of full years of employment with the Company equals or exceeds 72, or (2) on or after age 65. With respect to a retirement during the term, at the end of the three-year term of the grant, the award will be calculated, and a pro-rata portion will be settled to the grantee based on completed full months of service. For example, if an eligible grantee retires 18 months after the grant date, he or she would be credited with 18 months of service and would be entitled to one-half of any amount that vests on performance measured at the end of the three-year grant. Death or incapacity of a grantee is addressed in the same manner, with pro-rata vesting based on completed months of service. Upon a change in control of the Company and a qualified termination of the grantee, the target number of performance shares vest and will be settled, regardless of the performance measures achieved.

As noted above, the TSR threshold is a meaningful and challenging goal for our Named Executives. Despite our strong returns over the three-year measuring period that ended on June 30, 2021, our relative TSR achievement was below the minimum threshold set by the Compensation Committee for that period, which resulted in no performance shares vesting from the fiscal 2018 grant. This demonstrates purposeful compensation design where Named Executive pay mix includes actual at-risk compensation.

Restricted Stock Units

In fiscal 2021, the long-term incentive compensation included restricted stock unit grants to the Named Executives. The fiscal 2021 restricted stock unit awards were structured to provide incentives for long-term performance and retention and to meet goals for specific accounting treatment. The shares vest one-third on each of the subsequent anniversaries. Retention is encouraged by grant terms which immediately forfeit all awards that have not vested in the event that the grantee’s employment with the Company is terminated for any reason, other than in the event of retirement. The restricted stock unit grants were approved in target dollar amounts with total grant date accounting values set at approximately the following base salary multipliers:

Approximate Base Salary Multiplier for Restricted Stock Unit Awards
David B. Foss	3.1x
Kevin D. Williams	0.9x
Gregory R. Adelson	0.9x
Craig K. Morgan	0.5x
Teddy I. Bilke	0.4x

The fiscal 2021 restricted stock unit awards contain terms which allow for the pro-rata vesting of the current-year’s one-third unvested award upon retirement, provided that if grantee's retirement results in grantee being employed for less than 75% of the current award year that no vesting will occur. For this purpose, retirement is defined as termination with the stated purpose of retirement, for which the grantee has provided the Company at least six months’ prior notice and occurs (1) on or after the age of 55 and following a minimum number of years of employment with the Company such that the grantee’s age plus the number of full years of employment with the Company equals or exceeds 72, or (2) on or after age 65. Any unvested restricted stock units not scheduled for vesting in the current award year are forfeited. Termination for any reason other than for retirement results in a forfeiture of all unvested restricted stock units.

Broad-Based Benefits Programs

The Company offers certain broad-based benefits programs including benefits such as health, dental, disability and life insurance, health care savings accounts, employee stock purchase plan, paid vacation time, and Company matching contributions to a 401(k) Retirement Savings Plan. Benefits are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees. We do not offer pensions or supplemental executive retirements plans for our Named Executives. There are no additional benefits programs for our Named Executives.

Termination Benefits Agreements

Each of the Named Executives has entered into a Termination Benefits Agreement with the Company that is discussed in this Proxy Statement under the caption “Agreements with Executive Officers and Potential Payments upon Termination or Change in Control” on page 43. These agreements reflect the concern of the Board that any future threatened or actual change in control such as an acquisition or merger could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives. The Termination Benefits Agreements are intended to provide a measure of incentive and security to the executives through the resolution of the threat or through a change in control.

The Compensation Committee believes that such agreements should not include provisions that would obligate an acquirer of the Company to make large cash payouts to our Named Executives simply because a change of control has occurred. Because of this concern, the occurrence of a change of control event alone will not trigger any cash payment obligations to our Named Executives under their respective Termination Benefits Agreements. Payment obligations only arise in the event the Named Executive’s employment is terminated or is deemed to be terminated by the Company without “Cause” or by the Named Executive for “Good Reason” (both as defined in the agreements) within the period commencing 90 days prior to and for two years following a change in control for the Named Executives. The Company does not provide, nor has it ever provided, excise tax gross-up payments to any employee in the event of a change in control and termination.

In the event of a qualifying termination in connection with a change in control, payment obligations under the Termination Benefits Agreements with the Named Executives are two times the sum of current annual base salary plus target bonus, payable 50% in twelve equal monthly installments and 50% in a lump sum at the end of the monthly installments. Health and other benefits are also continued for 18 months for the Named Executives, and all stock options, performance shares, and restricted stock unit awards become fully vested. The benefits provided were determined primarily by reference to comparative data provided to the Compensation Committee by its independent advisor and, at least in relation to base salary, are consistent with the prior agreements which they replaced. The benefits are believed by the Compensation Committee to be sufficient to provide the desired incentive and security to retain crucial personnel in a time of disruption.

The Termination Benefits Agreements have no set term and will continue until terminated by agreement of both the parties. The agreements specify that they do not confer on the executives any right to continued employment and shall not interfere with the right of the Company to terminate the executives at any time.

Deferred Compensation Plan

Under the Company’s non-qualified Deferred Compensation Plan adopted in September of 2014, our Named Executives may voluntarily defer a portion of their compensation to one or more future years. While the plan allows the Company to offer deferral of all types of compensation, including salary, bonus, and equity grants, to date the Company has only offered a program to defer receipt of equity compensation upon vesting of performance shares and restricted stock units. Amounts deferred are deemed invested in investments selected by the participant from a limited number of choices. The Deferred Compensation Plan is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Performance shares or restricted stock units that are deferred under the Company’s Deferred Compensation Plan may be settled in stock or, at the option of the Compensation Committee, in cash. No Named Executives participated in the Deferred Compensation Plan with respect to performance share awards or restricted stock unit awards granted in fiscal 2021.

Perquisites

Perquisites represent a minor component of executive compensation. When appropriate, we provide perquisites that we believe are reasonable and competitive. The Company has entered into an aircraft time-sharing agreement with Mr. Foss, dated November 10, 2020, which permits Mr. Foss to lease the Company’s corporate-owned aircraft for personal use on a non-exclusive, time-sharing basis. Pursuant to the time-sharing agreement, Mr. Foss reimburses the Company an amount equal to (a) twice the cost of fuel plus (b) other actual expenses for his personal use of the Company’s corporate-owned aircraft, which amount approximates the Company’s incremental costs for the flight. The time-sharing arrangement was not used in fiscal 2021 and there were no amounts reimbursed.

In December 2020, the Company entered into a relocation expenses agreement with Mr. Adelson in connection with a request by the Company that Mr. Adelson relocate his permanent residence to a new state to support Company priorities. The relocation expenses agreement was approved by the Compensation Committee. In fiscal 2021, the Company incurred a one-time $84,740 incremental cost in connection with Mr. Adelson’s relocation. The agreement provides that if Mr. Adelson's employment with the Company ends before 36 months from the date of the agreement that Mr. Adelson will reimburse the Company a pro rata portion of the total amount.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for the Named Executives, other members of management, and the non-employee directors of the Company. These guidelines provide for each covered individual to hold a number of shares of the Company’s Common Stock with an aggregate market value that equates to a specified multiple of the employee’s base salary or, in the case of directors, of their annual base retainer. The stock ownership guidelines for the Named Executives are as follows:

Named Executive	Ownership Requirement as a Multiplier of Base Salary	Compliance as of June 30, 2021
David B. Foss	6x	Yes
Kevin D. Williams	3x	Yes
Gregory R. Adelson	3x	Yes
Craig K. Morgan	1x	Yes
Teddy I. Bilke	1x	Yes

The value of each person’s share holdings for purposes of the guidelines includes all unrestricted and restricted shares held, all Company shares held in the person’s retirement accounts, all shares held in trust for the person’s immediate family members, all vested and unvested restricted stock units, and the “in-the-money” value of all Company stock options held. Unvested performance shares are not counted for purposes of measuring compliance with the stock ownership guidelines. The Compensation Committee recognizes that executive officers or employees who were recently promoted to executive officer positions and newly elected directors may require some period of time to achieve the guideline amounts. The guidelines, therefore, contemplate a five-year transition period for acquiring a number of shares with the specified market value. The guidelines also require that until the applicable ownership level is achieved, the individual should retain and hold 75% of all shares received from vesting of shares or exercise of options, net of shares sold to pay taxes. The Compensation Committee will continue to monitor the compliance of each executive and director with the guidelines. As measured on June 30, 2021, all covered individuals on such date were following these guidelines.

Executive Compensation Recoupment Policy

The Board has adopted a formal policy for the recoupment of incentive compensation paid to executive officers after the policy’s effective date in the event the Company is required to restate its financial statements due to material non-compliance with financial reporting requirements. The recoupment policy is administered by the Compensation Committee.

Tax Deductibility and Executive Compensation

Under Internal Revenue Code Section 162(m), publicly held companies may not deduct compensation paid to named executive officers to the extent that an executive’s compensation exceeds $1,000,000 in any one year. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain flexibility to compensate executives competitively even if a portion of such compensation is not deductible for tax purposes. The Board and the Compensation Committee may determine, after balancing tax efficiency with long-term strategic objectives, that it is in the best interests of our stockholders to approve compensation that is not fully deductible under Section 162(m).

COMPENSATION AND RISK

Under its charter, the Compensation Committee is charged with review of risks related to the Company’s compensation policies and practices. In 2021, the Compensation Committee directed the Company’s Human Resources Department to conduct a compensation risk assessment and to report to the Committee. The assessment reviewed design features, characteristics, and performance metrics used in compensating all employees of the Company, including salaries, sales incentives, incentive bonus plans, and long-term equity incentive compensation awards. The Compensation Committee reviewed and discussed the report and concluded that the Company’s compensation programs, policies, and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on a number of factors, including:

•Compensation of our employees is generally competitive with relevant labor markets.
•Benefits are offered to all eligible employees on non-discriminatory bases and no material perquisites are offered solely to executives or management.
•Incentive bonuses are determined largely on total Company financial performance and are capped at reasonable levels.
•Long-term equity incentive awards to executives generally vest upon achievement of objective performance standards over a number of years, and thus do not encourage taking excessive risk for short-term gains.
•Compensation of executive and senior managers is a combination of salary, benefits, annual cash incentive bonuses and long-term equity incentive awards, resulting in appropriate balancing of short and long-term interests and goals.
•Executives and senior managers are subject to stock ownership guidelines which align their interests with those of the stockholders.
•The Company has adopted a recoupment policy providing for the clawback of executive compensation in the event of financial restatements.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with regard to the compensation paid to (1) Mr. Foss (our Chief Executive Officer), (2) Mr. Williams (our Chief Financial Officer), (3) Messrs. Adelson, Morgan, and Bilke (the Company’s three other most highly compensated executive officers that were serving as executive officers as of the end of fiscal 2021) (collectively, our “Named Executives”) during the fiscal years ended June 30, 2021, 2020, and 2019.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($) (1) (2)	($)	($) (3)	($) (4)	($)
David B. Foss President and Chief Executive Officer	2021	840,000	-	6,447,156	-	1,391,250	14,250	8,692,656
	2020	830,000	-	9,084,320	-	1,086,514	14,417	11,015,251
	2019	775,000	-	3,200,074	-	868,072	8,333	4,851,479
Kevin D. Williams Treasurer and Chief Financial Officer	2021	500,030	-	1,115,960	-	530,032	13,998	2,160,020
	2020	496,271	-	1,276,096	-	409,135	14,376	2,195,878
	2019	479,996	-	1,099,943	-	313,529	12,124	1,905,592
Gregory R. Adelson Chief Operating Officer	2021	437,750	-	1,005,384	-	450,500	101,128	1,994,762
	2020	397,964	-	939,033	-	291,359	15,941	1,644,297
	2019	344,008	-	300,688	-	147,288	8,684	800,668
Craig K. Morgan (5) General Counsel and Secretary	2021	349,128	-	445,496	-	377,980	13,299	1,185,903
	2020	334,238	-	1,521,749	-	172,831	14,472	2,043,290
	2019	313,806	-	288,066	-	137,324	8,002	747,198
Teddy I. Bilke (5) Chief Technology Officer	2021	375,550	-	415,785	-	236,282	14,528	1,042,145
	2020	359,558	-	441,308	-	165,076	14,781	980,723
	2019	335,509	-	293,155	-	138,991	8,469	776,124

(1)Reflects grants of performance shares and restricted stock units on September 20, 2018, October 4, 2019, November 15, 2019, and August 3, 2020 under the Company’s Equity Incentive Plan to the Named Executives. Information about the assumptions used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 10 to our consolidated financial statements for the year ended June 30, 2021.
(2)The 2020 amount for Mr. Foss reflects a one-time grant of restricted stock unit awards on January 1, 2020 under the Company’s Equity Incentive Plan in connection with a Retention Agreement between the Company and Mr. Foss. Additional details regarding Mr. Foss’ grant are set forth in the Form 8-K filed January 3, 2020. The 2020 amount for Mr. Morgan reflects a one-time grant of restricted stock unit awards on February 17, 2020 under the Company’s Equity Incentive Plan. Information about the assumptions used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 10 to our consolidated financial statements for the year ended June 30, 2021.
(3)Reflects amounts paid to the Named Executives following the end of the fiscal year based upon achievement of performance goals under the Company’s Annual Incentive Plans. These amounts were earned and accrued in the fiscal year listed and paid in the following fiscal year.
(4)Reflects matching contributions to the individual’s accounts pursuant to the Company’s 401(k) Retirement Plan. The 2021 amount for Mr. Adelson reflects a one-time $84,740 incremental cost to the Company relating to relocation expenses in connection with a relocation expenses agreement between Mr. Adelson and the Company and approved by the Compensation Committee. This amount included physical relocation expenses, assistance with property sale and closing costs, temporary housing costs, exploratory trips, and a lump-sum relocation assistance payment. The agreement provides that if Mr. Adelson’s employment with the Company ends before 36 months from the date of the agreement that Mr. Adelson will have to reimburse the Company a pro rata portion of the total amount.
(5)Mr. Morgan was not a Named Executive during fiscal 2019. Mr. Bilke was not a Named Executive during fiscal 2020.

Pay Ratio Disclosure

Our compensation and benefits philosophy and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. Compensation rates are benchmarked based on job level and responsibilities and are set to be market-competitive in the location in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute. We employ approximately 6,800 people in the U.S. at 38 Company locations with approximately 48% of our Associates anticipated to work permanently from remote locations following the COVID-19 pandemic.

Under rules adopted pursuant to the Dodd-Frank Act of 2010, Jack Henry is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to David Foss, our Chief Executive Officer, during the fiscal year ended June 30, 2021.

To determine the median employee, we identified our employee population as of June 30, 2021. This population consisted of 6,805 employees. We are required to identify the median employee using a “consistently applied compensation measure” (“CACM”). We chose a CACM of calculating the actual base salary earnings (or base wages for hourly employees, which is exclusive of overtime wages) and annual bonus during the fiscal year across the employee population, excluding our Chief Executive Officer. We believe actual base salary earnings (or base wages for hourly employees, which is exclusive of overtime wages) and annual bonus is a reasonable basis on which to identify the median employee because those employees who receive commissions, equity awards, or overtime pay represent a relatively small portion of our employee population.
After identifying our median employee based on the actual base salary earnings and annual bonus, we then calculated the annual total compensation for this employee using the same methodology we use for our Named Executives as set forth in the fiscal 2021 Summary Compensation Table included in this Proxy Statement. Based on this calculation, this median employee’s annual total compensation for fiscal 2021 was $76,486. The annual total compensation of the Chief Executive Officer for fiscal 2021 (as set forth in the Summary Compensation Table on page 38) was $8,692,656 resulting in a pay ratio of 114 to one.

Grants of Plan-Based Awards Table

The following table presents information on awards granted to the Named Executives during the fiscal year ended June 30, 2021 under our 2017 Annual Incentive Plan with respect to performance targets set for fiscal 2021 and our 2015 Equity Incentive Plan with respect to grants of performance shares and restricted stock units made during fiscal year 2021.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(3)	(#)	($/Sh)	($)(4)
David B. Foss	8/3/2020	525,000	1,050,000	2,100,000	-	-	-	-	-	-	-
	8/3/2020	-	-	-	3,496	9,989	17,481	-	-	-	1,950,053
	8/3/2020	-	-	-	3,237	9,249	16,186	-	-	-	1,949,967
	8/3/2020	-	-	-	-	-	-	14,582	-	-	2,547,137
Kevin D. Williams	8/3/2020	200,012	400,024	800,048	-	-	-	-	-	-	-
	8/3/2020	-	-	-	605	1,729	3,026	-	-	-	337,535
	8/3/2020	-	-	-	560	1,601	2,802	-	-	-	337,539
	8/3/2020	-	-	-	-	-	-	2,524	-	-	440,886

Gregory R. Adelson	8/3/2020	180,200	360,400	720,800	-	-	-	-	-	-	-
	8/3/2020	-	-	-	545	1,558	2,727	-	-	-	304,153
	8/3/2020	-	-	-	505	1,442	2,524	-	-	-	304,017
	8/3/2020	-	-	-	-	-	-	2,274	-	-	397,215
Craig K. Morgan	8/3/2020	143,719	287,438	574,875	-	-	-	-	-	-	-
	8/3/2020	-	-	-	242	690	1,208		-	-	134,702
	8/3/2020	-	-	-	224	639	1,118		-	-	134,720
	8/3/2020	-	-	-	-	-	-	1,008	-	-	176,074
Teddy I. Bilke	8/3/2020	95,275	190,550	381,100	-	-	-	-	-	-	-
	8/3/2020	-	-	-	225	644	1,127	-	-	-	125,722
	8/3/2020	-	-	-	209	597	1,045	-	-	-	125,866
	8/3/2020	-	-	-	-	-	-	940	-	-	164,198
(1)Represents the range of possible payouts for fiscal 2021 to our Named Executives under the Annual Incentive Plan.
(2)Performance shares granted on August 3, 2020 under the Company’s 2015 Equity Incentive Plan.
(3)Restricted stock units granted on August 3, 2020 under the Company’s 2015 Equity Incentive Plan.
(4)The amounts in the table represent the grant date fair value of the awards. Information about the assumptions used to determine the grant date fair value of the equity awards is set forth in our Annual Report on Form 10-K in Note 10 to our consolidated financial statements for the year ended June 30, 2021.

Additional Information Regarding Summary Compensation and Grants of Plan-Based Awards

The annual base salaries of the Named Executives were evaluated in fiscal 2021 in relation to competitive data, changes in job duties, and individual and corporate performance. Due to concerns related to the COVID-19 pandemic, Mr. Foss and Mr. Williams requested their base salaries remain unchanged for fiscal 2021. The annual base salary of Mr. Foss remained constant at $840,000, Mr. Williams remained constant at $500,000, Mr. Adelson was increased 6.0% to $450,500, Mr. Morgan was increased 6.0% to $359,340, and Mr. Bilke’s salary increased 3.0% to $381,100.

For the year ended June 30, 2021, the Named Executives had the opportunity to earn cash incentive bonuses under the Company’s annual incentive cash bonus plan. As set forth in greater detail in “Compensation Discussion and Analysis—Annual Incentive Cash Bonuses” above, the performance goals for the Named Executives were based on achieving adjusted operating income targets established in the Company’s annual budget and the achievement of individual performance goals (“IPGs”). The incentive plan set performance targets, thresholds for minimum performance, maximums for superior performance, and required that for any bonus to be paid, the minimum threshold of adjusted operating income had to be achieved. For the year ended June 30, 2021, actual adjusted operating income was 106.2% of budgeted adjusted operating income, and with calculated IPG performances, the resulting payouts to the Named Executives were 132.5% of target for Mr. Foss, 132.5% for Mr. Williams, 125.0% for Mr. Adelson, 131.5% for Mr. Morgan and 124.0% for Mr. Bilke.

On August 3, 2020, the Company entered into performance share agreements with each of the Named Executives, with the threshold, target, and maximum share amounts listed in the above table. The performance share agreements entered into with each of the above Named Executives in fiscal year 2021 are identical except for the number of shares. Each grant is comprised of two separate grants that are roughly equal in amount, each of which settle based upon the performance of the Company in comparison to either the Compensation Peer Group or the S&P 1500 IT Index, respectively, in producing total shareholder return over a three-year performance period. Amounts may be settled in Common Stock of the Company or cash or any combination thereof. Comparative performance in total shareholder return for either the Compensation Peer Group or the S&P 1500 IT Index at less than the 25th percentile will result in no settlement for that grant. The target award for each grant is earned with total shareholder return at the 50th percentile in comparison to either the Compensation Peer Group or the S&P 1500 IT Index, respectively, and the maximum amount is earned with performance at the 75th percentile or higher.

On August 3, 2020, the Company granted time-based restricted stock unit awards to each of the Named Executives. The grants were identical for each of the Named Executives except for the number of restricted stock units. Each restricted stock unit is the economic equivalent of one share of Common Stock. Amounts may be settled in Common Stock of the Company or cash or any combination thereof. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date based on continued service with the Company.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information regarding outstanding stock options, restricted stock units, and performance shares held by the Named Executives as of June 30, 2021.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
David B. Foss	7/1/2016	21,685 (4)	-	-	-	-	-	-
	9/20/2018	-	-	-	-	-	15,719	2,570,214
	10/4/2019	-	-	-	-	-	9,343	1,527,674
	10/4/2019	-	-	-	-	-	8,778	1,435,291
	10/4/2019	-	-	-	9,011	1,473,389	-	-
	1/1/2020	-	-	-	24,714	4,040,986	-	-
	8/3/2020	-	-	-	-	-	9,989	1,633,301
	8/3/2020	-	-	-	-	-	9,249	1,512,304
	8/3/2020	-	-	-	14,582	2,384,303	-	-
Kevin D. Williams	9/20/2018	-	-	-	-	-	5,403	883,445
	10/4/2019	-	-	-	-	-	2,280	372,803
	10/4/2019	-	-	-	-	-	2,142	350,238
	10/4/2019	-	-	-	2,199	359,558	-	-
	8/3/2020	-	-	-	-	-	1,729	282,709
	8/3/2020	-	-	-	-	-	1,601	261,780
	8/3/2020	-	-	-	2,524	412,699	-	-
Gregory R. Adelson	9/20/2018	-	-	-	-	-	1,477	241,504
	10/4/2019	-	-	-	-	-	665	108,734
	10/4/2019	-	-	-	-	-	625	102,194
	10/4/2019	-	-	-	641	104,810	-	-
	11/15/2019	-	-	-	-	-	968	158,278
	11/15/2019	-	-	-	-	-	982	160,567
	11/15/2019	-	-	-	1,030	168,415	-	-
	8/3/2020	-	-	-	-	-	1,558	254,749
	8/3/2020	-	-	-	-	-	1,442	235,781
	8/3/2020	-	-	-	2,274	371,822	-	-
Craig K. Morgan	9/20/2018	-	-	-	-	-	1,415	231,367
	10/4/2019	-	-	-	-	-	618	101,049
	10/4/2019	-	-	-	-	-	581	94,999
	10/4/2019	-	-	-	596	97,452	-	-
	2/17/2020	-	-	-	4,650	760,322	-	-
	8/3/2020	-	-	-	-	-	690	112,822
	8/3/2020	-	-	-	-	-	639	104,483
	8/3/2020	-	-	-	1,008	164,818	-	-
Teddy I. Bilke	9/20/2018	-	-	-	-	-	1,440	235,454
	10/4/2019	-	-	-	-	-	636	103,992
	10/4/2019	-	-	-	-	-	598	97,779
	10/4/2019	-	-	-	614	100,395	-	-
	11/15/2019	-	-	-	-	-	145	23,709
	11/15/2019	-	-	-	-	-	148	24,199

11/15/2019	-	-	-	154	25,181	-	-
8/3/2020	-	-	-	-	-	644	105,300
8/3/2020	-	-	-	-	-	597	97,615
8/3/2020	-	-	-	940	153,699	-	-
(1)Represents time-based restricted stock units granted to each Named Executive on October 4, 2019 and August 3, 2020, granted to Mr. Adelson and Mr. Bilke on November 15, 2019, granted to Mr. Foss on January 1, 2020, and granted to Mr. Morgan on February 17, 2020. Restricted stock units typically vest in three equal annual installments, beginning on the first anniversary of the respective grant date based on continued service with the Company. The restricted stock units granted to Mr. Foss on January 1, 2020 vest as follows: 10% on the first anniversary of the grant date, 20% on each of the second and third anniversaries of the grant date, and 50% on the fourth anniversary of the grant date, each based on continued service with the Company.
(2)Amounts calculated by multiplying the closing market price of our common stock on June 30, 2021 ($163.51 per share) by the number of shares issuable under the restricted stock unit and performance share agreements.
(3)Represents performance shares, which vest based on achievement of total shareholder returns in comparison with other members of the Compensation Peer Group or S&P 1500 IT Index, as applicable, following a three-year performance period. For each comparison group, no performance shares vest if total shareholder return over the three-year period is below the 25th percentile and 175% vests with performance at or above the 75th percentile. Share amounts disclosed reflect the target number of shares that could vest upon performance at target.
(4)The option exercise price is $87.27, vested and became exercisable on July 1, 2019. The option expiration date is July 1, 2026.

Option Exercises and Stock Vested Table

The following table provides information on stock option exercises by the Named Executives and stock awards (restricted stock units and performance shares) that vested during fiscal year 2021.

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting ($)	Value Realized on Vesting ($)
David B. Foss (1) (2) (3)	-	-	39,308	6,360,436
Kevin D. Williams (1) (3)	-	-	13,921	2,252,538
Gregory R. Adelson (1) (3) (4) (5)	-	-	4,990	807,265
Craig K. Morgan (1) (3) (6)	-	-	5,795	901,493
Teddy I. Bilke (1) (3) (4)	-	-	4,439	718,253
(1)Value of the shares acquired on September 20, 2020, at the closing market price of such shares on September 18, 2020.
(2)Value of the shares acquired on January 1, 2021, at the closing market price of such shares on December 31, 2020.
(3)Value of the shares acquired on October 4, 2020, at the closing market price of such shares on October 3, 2020.
(4)Value of the shares acquired on November 15, 2020, at the closing market price of such shares on November 14, 2020.
(5)Includes 2,076 shares vested (but not issued) and deferred on September 20, 2020, at the closing market price of such shares on September 18, 2020, to be issued in annual installments upon Mr. Adelson’s termination.
(6)Value of the shares acquired on February 17, 2021, at the closing market price of such shares on February 16, 2021.

Nonqualified Deferred Compensation

The following table sets forth the contributions made by our Named Executives and the earnings accrued on all such contributions under the Company’s non-qualified Deferred Compensation Plan during the fiscal 2021.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($) (1)	($)	($) (2)	($)	($) (3)
David B. Foss	-	-	-	-	-
Kevin D. Williams	-	-	-	-	-
Gregory R. Adelson	335,959	-	(21,512)	-	589,612
Craig K. Morgan	-	-	-	-	-
Teddy I. Bilke	-	-	(56,947)	-	518,064

(1)The executive contributions reported in this column relate to an award of performance shares that was granted to Mr. Adelson in fiscal 2018, before he was a Named Executive, and therefore were not previously reported in the Summary Compensation Table. The Compensation Committee certified the number of shares issuable under the award on August 4, 2020. Mr. Adelson elected to defer one-half of these shares. The value of the executive contributions is based on the closing market price of such shares on September 18, 2020.
(2)These amounts were not included in the Summary Compensation Table because plan earnings were not preferential or above market.
(3)The executive contributions included in this column for Mr. Adelson relate to an award of performance shares that was granted to Mr. Adelson before he was a Named Executive and therefore were not previously reported in the Summary Compensation Table. The executive contributions included in this column for Mr. Bilke relate to awards of performance shares that were granted to Mr. Bilke before he was a Named Executive and therefore were not previously reported in the Summary Compensation Table.
Under the Company’s non-qualified Deferred Compensation Plan adopted in September of 2014, our Named Executives may voluntarily defer a portion of their compensation to one or more future years. While the plan allows the Company to offer deferral of all types of compensation, including salary, bonus and equity grants, to date the Company has only offered a program to defer receipt of equity compensation upon vesting of performance shares and restricted stock units. Dividends payable on the deferred shares are invested in the Jack Henry federal rate fund. Aggregate earnings (losses) represents stock price appreciation (or depreciation) on deferred shares, dividends, and interest paid on prior dividends. Performance shares and restricted stock units that are deferred under the Company’s Deferred Compensation Plan may be settled in stock or, at the option of the Compensation Committee, in cash.

Agreements with Executive Officers and Potential Payments upon Termination or Change in Control

The Named Executives would each receive certain payments and benefits in the event of certain types of termination of employment. In addition to the items discussed below, the Named Executives may be entitled to benefits that are generally available to all salaried Company employees, including distributions under the 401(k) plan, certain disability benefits, and accrued vacation. Because these payments or benefits do not discriminate in scope, terms or operation in favor of the Named Executive, such payments and benefits are not included below. The following descriptions are qualified in their entirety by reference to the relevant agreements.

The Company has no employment contracts with any of its executive officers.

Change in Control Termination

The Company has entered into Termination Benefits Agreements with each of Messrs. Foss, Williams, Adelson, Morgan, and Bilke. Under these agreements, change in control is defined as an acquisition of 20% or more of the stock of the Company, termination of service of a majority of the members of the Board during any two year period for reasons other than death, disability or retirement, approval by the stockholders of liquidation of the Company or sale of 50% or more of its assets, or approval by the stockholders of a merger or consolidation if the Company stockholders own less than 50% of the combined voting power of the resulting corporation. The Termination Benefits Agreements provide a cash payment severance benefit equal to 200% of the executive’s annual salary plus target annual cash incentive bonus then in effect, with half payable in 12 monthly installments and half in a lump sum at the end of such 12 months. In addition, all outstanding stock options, restricted stock units, and performance shares will fully vest, all restrictions on restricted stock will lapse, and the terminated executive will receive a welfare benefit consisting of payments equal to COBRA health insurance premiums and continuation of coverage under the Company’s life insurance, disability, and dental plans for 18 months or until the executive becomes eligible for comparable benefits under a subsequent employer’s arrangements. The termination benefits will be paid upon any termination of the executive by the Company during the 90 days prior to and the two years following any change in control unless the termination occurs by reason of the executive’s death, disability, or if the termination is for cause. The termination benefits will also be paid if the executive terminates his employment after a change in control for good reason, such as a material diminution in authority, duties or responsibilities, a forced move, or a material diminution in annual salary. The Termination Benefits Agreements have no set term and will continue until terminated by agreement of both the parties.

The table below reflects the cash severance benefit payments and estimated welfare benefit payments that would be paid under the Termination Benefits Agreements as if the triggering events occurred on June 30, 2021, the last day of the last completed fiscal year. The table also shows the value as of June 30, 2021 of all issued restricted stock units and performance shares with respect to which restrictions would lapse upon a change in control and termination.

Name	Cash Payment Severance Benefit ($)	Welfare Benefit ($)	Equity Incentive Vesting ($)	Total ($)
David B. Foss	3,780,000	38,099	16,577,461	20,395,560
Kevin D. Williams	1,800,108	39,572	2,923,232	4,762,912
Gregory R. Adelson	1,621,800	47,180	1,906,854	3,575,834
Craig K. Morgan	1,077,891	30,803	1,667,311	2,776,005
Teddy I. Bilke	1,143,300	41,713	967,325	2,152,338

Under the 2017 Annual Incentive Plan, the Compensation Committee, in its sole discretion, has the option to accelerate time periods for purposes of vesting in, or receiving payment with respect to, an incentive award in connection with a change in control. The 2017 Annual Incentive Plan defines change in control to include (i) an acquisition of more than 50% of the common stock or the voting power of the Company, (ii) certain changes to the composition of the Board resulting in incumbent directors no longer constituting a majority of the Board, (iii) certain mergers or sales of all or substantially all of the Company’s assets and (iv) shareholder approval of complete liquidation or dissolution of the Company.

Death, Disability, Retirement, Termination without Cause and Resignation for Good Reason

The Company entered into a Retention Agreement with Mr. Foss on January 1, 2020 (the “Retention Agreement”). In connection with the Retention Agreement, the Company granted Mr. Foss a time-based restricted stock unit award. These restricted stock units vest as follows: 10% on the first anniversary of the grant date, 20% on each of the second and third anniversaries of the grant date, and 50% on the fourth anniversary of the grant date, each based on continued service with the Company. Under this agreement, any of these unvested restricted stock units will fully vest in the event of Mr. Foss’ death or disability or if Mr. Foss’ employment with the Company ends due to termination by the Company without cause or due to Mr. Foss’ resignation with good reason. If Mr. Foss’ employment with the Company ends due to termination by the Company with cause or due to his resignation without good reason, no unvested restricted stock units will vest and all such remaining unvested restricted stock units will be forfeited.

The following table summarizes the benefits due the Mr. Foss upon his death, disability, termination without cause or resignation with good reason under the restricted stock unit awards granted under the Retention Agreement (in each case assuming his death, disability, termination without cause or resignation with good reason occurred on June 30, 2021).

Name	Restricted Stock Unit Vesting (1) ($)
David B. Foss	4,040,986

(1)These calculations represent the value of unvested restricted stock unit awards at June 30, 2021 based on the closing share price at that date that would become vested upon Mr. Foss’ death, disability, termination without cause or resignation with good reason.

Performance shares contain terms which allow for the pro-rata vesting of awards upon a Named Executive’s death, disability, or retirement based on full months of service following the grant date. For the purpose of performance shares issued prior to fiscal 2021, retirement is defined as termination with the stated purpose of retirement after 30 years of service to the Company, after the age of 57 and at least 15 years of service, or after the age of 62 and at least 5 years of service. For the purpose of performance shares issued in fiscal 2021, retirement is defined as termination with the stated purpose of retirement, for which the grantee has provided the Company at least six months’ prior notice and occurs (1) on or after the age of 55 and following a minimum number of years of employment with the Company such that the grantee’s age plus the number of full years of employment with the Company equals or exceeds 72, or (2) on or after age 65. With respect to a Named Executive’s death, disability, or retirement during the term, at the end of the three-year term of the grant, the award will be calculated and a pro-rata portion will be settled to the grantee based on completed full months of service. For example, if an eligible grantee dies, becomes disabled, or retires 18 months after the start of the fiscal year for which the award was granted, he or she would be credited with 18 months of service and would be entitled to one-half of any amount that vests on performance measured at the end of the three-year grant.

The following table summarizes the severance benefits due to the Named Executives upon their death, disability or retirement under their applicable performance share award agreements (in each case assuming their death, disability or retirement occurred on June 30, 2021). As of June 30, 2021, only Mr. Foss, Mr. Williams and Mr. Bilke were eligible for retirement under either definition.

Name	Performance Share Vesting (1) ($)
David B. Foss	5,594,058
Kevin D. Williams	1,546,968
Gregory R. Adelson	758,196
Craig K. Morgan	434,501
Teddy I. Bilke	469,546

(1)These calculations represent the value of unvested performance share awards at June 30, 2021 based on the closing share price at that date that would become vested upon their death, disability, or retirement (if eligible) and assumes the TSR was at target.

Restricted stock units awarded in 2021 contain terms which allow for the pro-rata vesting of the current-year’s one-third unvested award upon a Named Executive’s retirement, provided that if grantee’s retirement results in grantee being employed for less than 75% of the current award year that no vesting will occur. For this purpose, retirement is defined as termination with the stated purpose of retirement, for which the grantee has provided the Company at least six months’ prior notice and occurs (1) on or after the age of 55 and following a minimum number of years of employment with the Company such that the grantee’s age plus the number of full years of employment with the Company equals or exceeds 72, or (2) on or after age 65. Any unvested restricted stock units not scheduled for vesting in the current award year are forfeited. The following table summarizes the severance benefits due to the Named Executives upon their retirement under their applicable restricted stock unit award agreements (in each case assuming their retirement occurred on June 30, 2021). As of June 30, 2021, only Mr. Foss, Mr. Williams and Mr. Bilke were eligible for retirement.

Name	Restricted Stock Unit Vesting (1) ($)
David B. Foss	722,961
Kevin D. Williams	125,228
Teddy I. Bilke	46,700

(1)These calculations represent the value of unvested restricted stock unit awards at June 30, 2021 based on the closing share price at that date that would become vested retirement (if eligible).

Under Mr. Foss’ stock option agreement, upon his disability or death, Mr. Foss (or his estate) would have up to one year to exercise any vested options, but in no event beyond the expiration date. Upon resignation or termination not for cause, Mr. Foss would have up to 90 days to exercise any vested options, but in no event beyond the expiration date.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of June 30, 2021 with respect to the Company’s equity compensation plans under which our Common Stock is authorized for issuance:

Equity Compensation Plans approved by security holders:	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in the first column of this table
2005 Restricted Stock Plan	17,030	(2)	—	—
2015 Equity Incentive Plan	391,330	(3)	$87.27	2,413,040
2006 Employee Stock Purchase Plan	—	(4)	—	1,150,288
(1)The weighted average exercise price does not take into account deferred shares that have been allocated to participants’ bookkeeping accounts under the 2005 Restricted Stock Plan or the 2015 Equity Incentive Plan or the shares issuable upon vesting of outstanding awards of restricted stock units or performance shares, which have no exercise price.
(2)This number includes the following: 2,239 shares related to time-vested restricted stock unit awards that are deferred and have been allocated to participants’ booking accounts under the 2005 Restricted Stock Plan. Also included are 14,791 shares related to performance-vested unit awards that are deferred and have been allocated to participants’ booking accounts under the 2005 Restricted Stock Plan. All awards were granted under the 2005 Restricted Stock Plan.
(3)This number includes the following: 21,685 outstanding stock options, 163,782 outstanding time-vested restricted stock unit awards that include 8,571 vested and deferred shares that have been allocated to participants’ booking accounts under the 2015 Equity Incentive Plan, and 205,863 outstanding performance-vested unit awards that include 8,410 vested and deferred shares that have been allocated to participants’ booking accounts under the 2015 Equity Incentive Plan. The share number for outstanding time-vested restricted stock units and outstanding performance-vested unit awards represents the maximum number of shares that may be awarded if the Company meets its best-case performance targets. All awards were granted under the 2015 Equity Incentive Plan.
(4)The maximum number of shares subject to purchase rights under the 2006 Employee Stock Purchase Plan (“ESPP”) is a function of stock price and total employee contributions. As such, we cannot reasonably determine the number of shares subject to purchase rights as of June 30, 2021, and so this number does not include shares issuable pursuant to rights outstanding under the ESPP.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we include in this proxy statement this proposal for a non- binding stockholder vote on compensation of our Named Executives. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2021 Annual Meeting of Stockholders. With this year’s “say on pay” proposal you can elect to endorse or not endorse our executive compensation programs and policies and the compensation we paid our Named Executives in fiscal 2021.

The say on pay vote is advisory and not binding on the Company, the Compensation Committee, or the Board. However, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis, the Compensation Committee has designed the executive compensation program to focus the executives on achieving consistent earnings growth, encourage continuation of the Company’s entrepreneurial spirit, attract and retain highly qualified and motivated executives, reward the creation of stockholder value, encourage esprit de corps, and reward outstanding performance. In designing the overall executive compensation program, the Company’s Compensation Committee strives for the interests of management and stockholders to be the same—the maximization of stockholder value.

Our executive compensation package for Named Executives includes both cash and equity-based compensation, with an emphasis on at-risk and performance-based pay. The Compensation Committee each year reviews and updates our executive compensation program to ensure it achieves the desired goals.

The Board believes that the compensation of the Named Executives is appropriate and effective in achieving the Company’s objectives. Accordingly, the Board recommends that you vote to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Named Executives, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. For purposes of determining the vote regarding this proposal, abstentions will have the same impact as a no vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “For” approval of the above-described resolution.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES. PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF “AGAINST” OR “ABSTAIN”.

PROPOSAL 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers, LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended June 30, 2021 and the effectiveness of our internal control over financial reporting as of June 30, 2021. The Audit Committee has selected PricewaterhouseCoopers, LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to stockholders for ratification. Representatives of PricewaterhouseCoopers, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

If prior to the Annual Meeting PricewaterhouseCoopers, LLP declines to act as our independent registered public accountant or the Audit Committee decides not to use PricewaterhouseCoopers, LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the stockholders to ratify at the Annual Meeting. If the stockholders do not ratify the engagement of PricewaterhouseCoopers, LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of PricewaterhouseCoopers, LLP. Even if the appointment of PricewaterhouseCoopers, LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

To ratify the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022, a majority of the shares present and entitled to vote must vote to approve. For purposes of determining the vote regarding this proposal, abstentions will have the same impact as a no vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “For” ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers, LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended June 30, 2021 and 2020, and reviews of the financial statements included in the Company’s Forms 10-Q for those fiscal years, the audit of the Company’s assessment and effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and fees for other services rendered during those periods.

	2021	2020
Audit Fees	1,878,250	1,892,750
Audit-Related Fees (1)	2,002,000	1,937,400
Tax Fees (2)	27,400	113,109
All Other Fees	2,900	900
Total Fees	$3,910,550	$3,944,159

(1)Comprises fees for services that are reasonably related to the performance of the audit or review of the financial statements, including the independent assessments for system and organization controls reports (SOC 1 and SOC 2) for various regulated business operations of the Company, including our private cloud environment.
(2)Tax fees for fiscal 2021 and fiscal 2020 relate to U.S. federal, state and local tax planning and compliance.

In making its decision to continue to retain PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the next fiscal year, the Audit Committee has considered the above information to ensure that the provision of non-audit services will not negatively impact the maintenance of the firm’s independence.

The Audit Committee has in its Charter expressed its policy governing the engagement of the Company’s independent registered public accounting firm for audit and non-audit services. Under the terms of the Charter, the Audit Committee is required to pre-approve all audit, audit related, and non-audit services performed by the Company’s independent registered public accounting firm. All non-audit services for fiscal 2021 were pre-approved by the Audit Committee.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services, and all other permissible services. The independent registered public accounting firm provides documentation for each proposed specific service to be provided. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee or its Chair reviews and approves in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also approves in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM. PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR THE RATIFICATION UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF “AGAINST” OR “ABSTAIN”.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholders who intend to present proposals for inclusion in the proxy statement and form of proxy for the 2022 Annual Meeting of Stockholders must submit their proposals to the Company’s Secretary on or before June 6, 2022. A stockholder who wishes to present a proposal at the 2022 Annual Meeting, but who does not request inclusion in the proxy statement, must submit the proposal to the Company’s Secretary by August 18, 2022. The Company’s Bylaws specify requirements for the content of the notice that stockholders must provide.

In addition, any stockholder who intends to nominate a candidate for election to the Board at the Company’s 2022 Annual Meeting pursuant to the advance notice provisions of the Bylaws, must give notice to the Company’s Secretary on or before August 18, 2022. Notice of proxy access director nominees by stockholders who meet the eligibility requirements in the Company’s Bylaws must be received by the Company’s Secretary no earlier than the close of business on May 7, 2022 and no later than the close of business on June 6, 2022. In each case, the notice must include information specified in the Company’s Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to the Company’s common stock.

The Company will not entertain any proposals or nominations at the 2021 Annual Meeting that do not meet the requirements set forth in the Company’s Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, as amended, the Company may exercise discretionary voting authority under proxies that it solicits to vote in accordance with the Company’s best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our web site at www.jackhenry.com under the “Investors” tab. To make a submission or to request a copy of our Bylaws, stockholders should contact the Company’s Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

COST OF SOLICITATION AND PROXIES

Proxy solicitation is being made by mail, although it may also be made by telephone or in person by officers, directors, and employees of the Company not specifically engaged or compensated for that purpose. The Company will bear the entire cost of the Annual Meeting, including the cost of preparing, assembling, printing, and mailing this Proxy Statement, the Proxy Card, and any additional materials furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians for forwarding to the beneficial owners of shares held of record by them and, upon their request, such persons will be reimbursed for their reasonable expenses incurred in completing the mailing to such beneficial owners.

FINANCIAL STATEMENTS

Consolidated financial statements of the Company are contained in the 2021 Annual Report to Stockholders which accompanies this Proxy Statement.

HOUSEHOLDING

If you and other residents at your mailing address own shares in street name, your broker, bank, or other nominee may have sent you a notice that your household will receive only one annual report and Proxy Statement for each company in which you hold shares through that broker, bank, or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank, or other nominee will have sent one copy of our 2021 Annual Report to Stockholders and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank, or other nominee. If you did not receive an individual copy of our 2021 Annual Report to Stockholders and Proxy Statement, we

will send copies to you if you contact us at 663 Highway 60, Post Office Box 807, Monett, Missouri, 65708, (417) 235-6652, Attention: Investor Relations. If you and other residents at your address have been receiving multiple copies of our 2021 Annual Report to Stockholders and Proxy Statement and desire to receive only a single copy of these materials, you may contact your broker, bank, or other nominee or contact us at the above address or telephone number.

OTHER MATTERS

The Board knows of no matters that are expected to be presented for consideration at the 2021 Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying Proxy Card will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

/s/ Craig K. Morgan

Craig K. Morgan, Secretary

Monett, Missouri
October 4, 2021

A copy of the Company’s 2021 Annual Report to Stockholders is included herewith. The Company will furnish without charge a copy of its Annual Report on Form 10-K, excluding exhibits, as filed with the SEC upon written request directed to Kevin D. Williams, Chief Financial Officer, Jack Henry & Associates, Inc., 663 Highway 60, Post Office Box 807, Monett, Missouri, 65708. The Form 10-K is also available at our investor relations website, http://ir.jackhenry.com/financials-and-filings. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 16, 2021: The Proxy Statement, Proxy Card, and the 2021 Annual Report to Stockholders are available at
www.envisionreports.com/JKHY.

jack henry & ASSOCIATES INC. VOTE

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Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR Proposals 1 – 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - D. Foss	☐	☐	02 - M. Flanigan	☐	☐	03 - T. Wilson	☐	☐
04 - J. Fiegel	☐	☐	05 - T. Wimsett	☐	☐	06 - L. Kelly	☐	☐
07 - S. Miyashiro	☐	☐	08 - W. Brown	☐	☐	09 - C. Campbell	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Jack Henry & Associates, Inc.

This proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David B. Foss and Kevin D. Williams as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Jack Henry & Associates, Inc. held of record by the undersigned on September 20, 2021, at the annual meeting of shareholders to be held on November 16, 2021 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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